Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of August 7, 2010

by and among

CONSTELLATION HOLDINGS, INC., or its designee, as Buyer,

CONSTELLATION ENERGY GROUP, INC.,

as Guarantor,

and

EBG HOLDINGS LLC,

BOSTON GENERATING, LLC,

MYSTIC I, LLC,

FORE RIVER DEVELOPMENT, LLC,

MYSTIC DEVELOPMENT, LLC,

BG BOSTON SERVICES, LLC

and

BG NEW ENGLAND POWER SERVICES, INC.,

as Sellers

ARTICLE 6 COVENANTS OF THE PARTIES		33
6.1	Conduct of Business Pending the Closing	33
6.2	Notification of Certain Matters	34
6.3	No Solicitation of Alternative Transactions	34
6.4	Access	35
6.5	Public Announcements	35
6.6	Tax Matters	36
6.7	Approvals; Commercially Reasonable Efforts; Notification; Consent	36
6.8	Employee Matters	37
6.9	Further Assurances	39
6.10	Post-Closing Wind-Up	39
6.11	Bankruptcy Court Filings	39
6.12	Cure Amounts	42
6.13	Preservation of Records	42
6.14	Risk of Loss	43
6.15	No Reliance	44
6.16	Bulk Transfer Laws	45
6.17	Satisfaction of Assumed Liabilities	45
6.18	Replacement Credit Support Requirements	45
6.19	LTSA Matters	45
6.20	Certain Disclosures	46

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES		46
7.1	Conditions Precedent to Obligations of Buyer	46
7.2	Conditions Precedent to the Obligations of Sellers	47

ARTICLE 8 TERMINATION		48
8.1	Termination of Agreement	48
8.2	Consequences of Termination	49

ARTICLE 9 MISCELLANEOUS		50
9.1	Expenses	50
9.2	Assignment	50
9.3	Parties in Interest	51
9.4	Releases	51
9.5	Notices	51
9.6	Choice of Law	53
9.7	Entire Agreement; Amendments and Waivers	53
9.8	Counterparts; Facsimile and Electronic Signatures	53
9.9	Severability	53
9.10	Headings	53
9.11	Exclusive Jurisdiction and Specific Performance	53
9.12	WAIVER OF RIGHT TO TRIAL BY JURY	54
9.13	Guaranty	54
9.14	Survival	56
9.15	Computation of Time	56
9.16	Time of Essence	56

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9.17	Non-Recourse	56
9.18	Sellers’ Representative; Dealings Among Sellers	56
9.19	Mutual Drafting	56

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bidding Procedures
Exhibit C	Bidding Procedures Order
Exhibit D	Deposit Escrow Agreement
Exhibit E	Sale Order
Exhibit F	Bill of Sale

3

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 7, 2010 (the “Agreement Date”), by and among EBG Holdings LLC, a Delaware limited liability company (“Holdings”), Boston Generating, LLC, a Delaware limited liability company (“BGen”), Mystic I, LLC, a Delaware limited liability company (“Mystic I”), Fore River Development, LLC, a Delaware limited liability company (“FRD”), Mystic Development, LLC, a Delaware limited liability company (“Mystic Development”), BG Boston Services, LLC, a Delaware limited liability company (“BGBS”), and BG New England Power Services, Inc., a Delaware corporation (“BGNE” and together with Holdings, BGen, Mystic I, FRD, Mystic Development and BGBS, “Sellers” and each a “Seller”), Constellation Holdings, Inc., a Maryland corporation (“Buyer”), and Constellation Energy Group, Inc., a Maryland corporation (“Guarantor”).  Sellers, Buyer and Guarantor are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers are currently engaged in the Business;

WHEREAS, shortly following the Agreement Date, each Seller intends to file a voluntary petition and commence a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court (the date of such filing, the “Petition Date”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Business as a going concern as of the Closing on the terms and subject to the conditions set forth herein and subject to the approval of the Bankruptcy Court and, in furtherance of the foregoing, (a) Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Acquired Assets as of the Closing, and (b) Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing, in the case of clause (a) and (b) above, on the terms and subject to the conditions set forth herein; and

WHEREAS, Buyer is an indirect wholly owned Subsidiary of Guarantor, and Guarantor wishes to irrevocably and unconditionally guarantee to Sellers the due and punctual payment and performance of all obligations of Buyer under this Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” shall have the meaning specified in Section 2.1.

“Acquired Real Property” shall mean collectively the Owned Real Property, the Leased Real Property and the Entitled Real Property.

“Additional Contracts” has the meaning set forth in Section 6.12.

“Adjusted Net Working Capital” shall mean, as of any date of determination, (a) an amount equal to the current assets of Sellers included in the Acquired Assets, including (i) accounts receivable related to electricity and trade receivables, (ii) Inventory, and (iii) prepaid Taxes and other prepaid expenses, in each case as of such date of determination less (b) an amount equal to the current liabilities of Sellers included in the Assumed Liabilities, including (i) accounts payable related to fuel, asset management services and other trade payables, (ii) payroll liabilities, including benefits, withholdings, payroll Taxes, accrued but unpaid Property Taxes, pension and employee contributions, and (iii) salaries, vacation, bonus and other accrued expenses, in each case as of the date of such determination.  For the avoidance of doubt, (i) no purchases of capital spares, (ii) no payment of amounts for capital spares (including under the LTSAs) and (iii) no assets or Liabilities related to Air Emissions Credits and Allowances, shall in any case be included in the calculation of “Adjusted Net Working Capital”.  Adjusted Net Working Capital shall be determined in accordance with the principles and methodologies used in the preparation of the sample calculation of Aggregate Net Working Capital set forth in Schedule 3.4, and otherwise in accordance with GAAP.

“Adjustment Amount” shall mean, as of any date of determination, the amount (which may be a positive or negative number) equal to (i) the Adjusted Net Working Capital minus the Target Net Working Capital Amount (which may be a positive or negative number), minus (ii) the Specified Forecasted Capital Expenditures Adjustment Amount.

“Adjustment Escrow Agreement” shall mean the Adjustment Escrow Agreement, dated the Closing Date, entered into by and among Buyer, Holdings, as representative of Sellers, and the Escrow Agent, which shall be substantially in the same form as the Deposit Escrow Agreement, modified only to give effect to the disbursement mechanism set forth in Section 3.4 hereof.

“Adjustment Escrow Amount” shall mean an amount equal to $10,000,000.

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedule, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Air Emissions Credit” shall mean a reduction of carbon dioxide (CO2), nitrogen oxides (NOx) or mercury that is certified by a Governmental Entity as real, quantifiable, surplus, permanent and enforceable, and is recorded, inventoried, or approved as such.

“Allocation” shall have the meaning specified in Section 3.5.

“Allowance” shall mean an authorization by the United States Environmental Protection Agency under the Clean Air Act, 42 U.S.C. §7401 et seq. or any other similar Environmental Law (including applicable state Laws and the Regional Greenhouse Gas Initiative) to emit up to one ton of sulfur dioxide (SO2) during or after a specific calendar year, or the limited authorization to emit up to one ton of nitrogen oxide (NOx) or up to one ton of carbon dioxide (CO2) during a specified control period.

“Alternative Transaction” shall mean any of the following transactions: (a) a plan of reorganization or other financial and/or corporate restructuring of any Seller, (b) the sale or disposition by Sellers of greater than fifty percent (50%) of the outstanding equity interests of any Seller, or the sale or disposition of assets constituting greater than fifty percent (50%) of the fair market value of the assets held by Sellers, (c) a merger, consolidation, business combination, liquidation or recapitalization of any or all Sellers or (d) any similar transaction involving any or all Sellers; provided, however that any of the transactions with Buyer contemplated by this Agreement shall not be considered an Alternative Transaction.

“Asset Sale Guidelines” shall mean the Guidelines for the Conduct of Asset Sales, as adopted by the Bankruptcy Court pursuant to General Order M-383.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form attached hereto as Exhibit A.

“Assumed Contracts” shall have the meaning specified in Section 2.1(c).

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Auction” shall have the meaning ascribed to it in the Bidding Procedures.

“Back-Up Bidder” shall have the meaning specified in Section 6.3(b).

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

“Base Purchase Price” shall have the meaning specified in Section 3.3.

“Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-based compensation, disability, death benefit, hospitalization, medical, dental, life, severance, vacation, sick leave, holiday pay, fringe benefit, personnel, reimbursement, incentive, insurance, welfare or any similar plan, program, policy, practice or arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), written or oral, whether or not subject to ERISA, or any employment, retention, consulting, change in control, termination or severance plan, program, policy, practice, arrangement or agreement, sponsored, maintained or contributed to, or required to be maintained or contributed to, by Sellers for the benefit of any present or former officer, Employee or director, retiree or spouse, dependent or other beneficiary of any of the foregoing.

“BGBS” shall have the meaning specified in the preamble.

“BGen” shall have the meaning specified in the preamble.

“BGNE” shall have the meaning specified in the preamble.

“Bidding Procedures” shall mean the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, substantially in the form attached hereto as Exhibit B.

“Bidding Procedures Order” shall mean an Order of the Bankruptcy Court approving the Bidding Procedures (i) substantially in the form attached hereto as Exhibit C, (ii) in form and substance reasonably satisfactory to Buyer, (iii) providing for approval of the Break-Up Fee and the Reimbursable Expenses pursuant to Section 8.2(b) and (iv) providing that if Sellers consummate an Alternative Transaction, the reimbursement to Buyer of any amounts paid by Buyer pursuant to Section 6.19 hereof.

“Break-Up Fee” shall have the meaning specified in Section 8.2(b).

“Business” shall mean the operation of the Facilities as currently conducted by Sellers.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Buyer Released Parties” shall have the meaning specified in Section 9.4(b).

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Seller, whether such claim arose, was incurred or accrued before or after the Petition Date.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Close-out Amount” shall have the meaning specified in Section 3.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” shall mean, collectively, that certain agreement between BGBS, the Utility Workers Union of America, AFL-CIO and Local No. 369, dated as of February 28, 2007, and that certain agreement between BGNE, the Utility Workers Union of America, AFL-CIO and Local No. 369, dated as of September 30, 2005, in each case, as in effect on the Agreement Date, as it may be renewed or extended pursuant to Section 6.1(e).

“Condemnation Value” shall have the meaning specified in Section 6.14(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of February 3, 2010, between Holdings and the Guarantor.

“Contract” shall mean any contract, lease, license, purchase order, sales order or other agreement, arrangement, understanding or commitment, whether or not in written form, that is binding upon a Person or its property.

“Credit Support Requirements” shall mean standby letters of credit, guarantees, indemnity bonds and other credit support instruments issued by third parties on behalf of Sellers regarding the Business.

“Cure Amounts” shall have the meaning specified in Section 6.12.

“Cure Costs” shall mean all monetary liabilities, including pre-petition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary defaults under the Assumed Contracts, and any other amounts that must be paid pursuant to section 365 of the Bankruptcy Code, at the time of the assumption thereof and assignment to Buyer or an Affiliate of Buyer as provided hereunder, in each case as such amounts are determined by the Bankruptcy Court.

“Deeds” shall have the meaning specified in Section 3.1(b)(vi).

“Deposit Escrow” shall have the meaning specified in Section 3.2(a).

“Deposit Escrow Agreement” shall mean the Deposit Escrow Agreement of even date herewith entered into by and among Buyer, Holdings, as representative of Sellers, and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Disclosure Schedule” shall have the meaning specified in the first paragraph of Article 4.

“Distrigas” shall mean Distrigas of Massachusetts LLC.

“Distrigas Agreement” shall mean the Amended and Restated Firm Gas Sales and Purchase Agreement, dated as of December 3, 2007, between Distrigas and Mystic Development.

“Distrigas Agreement Guaranty” shall mean the Guaranty, dated April 23, 2008, by the Distrigas Guarantor in favor of Mystic Development with respect to the Distrigas Agreement.

“Distrigas Guarantor” shall mean SUEZ Energy North America, Inc.

“Employees” shall mean, collectively, the Represented Employees and the Non-Represented Employees.

“Entitled Real Property” shall have the meaning specified in Section 2.1(a).

“Environmental Laws” shall mean all Laws relating to pollution, Hazardous Materials, or protection of the environment, natural resources, or human health (to the extent related to exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, by reason of its relationship with a Seller, is required to be aggregated with that Seller under Section 414(b), (c), or (m) of the Code.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Estimated Adjustment Amount” shall have the meaning specified in Section 3.3.

“Event of Loss” shall have the meaning specified in Section 6.14.

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Facilities” shall mean, collectively, Mystic 8&9, Fore River and Mystic Station.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Final Adjustment Amount” shall have the meaning specified in Section 3.4(a).

“Final Settlement Date” shall have the meaning specified in Section 3.4(b).

“First Lien Credit Agreement” shall mean the $1,450,000,000  First Lien Credit and Guaranty Agreement, dated as of December 21, 2006, by and among BGen, as borrower, the guarantors party thereto, the lenders party thereto, the Fronting Bank (as defined in the First Lien Credit Agreement), the Synthetic Issuing Bank (as defined in the First Lien Credit Agreement), and Credit Suisse, Cayman Islands Branch, as first lien collateral agent and administrative agent.

“Fore River” shall mean the approximately 787 megawatt natural gas-fired combined cycle power plant located in North Weymouth, Massachusetts, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements relating to the ownership, operation and maintenance of said generating plant and associated equipment.

“Fore River Site” means all parcels of land included in the Owned Real Property of Fore River, as described in Section 2.1(a)-1 of the Disclosure Schedule.

“FRD” shall have the meaning specified in the preamble.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Approvals” shall mean, in each case to the extent applicable to the acquisition of the Acquired Assets by Buyer as contemplated by this Agreement, (a) any required filings under the HSR Act and the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, (b) any required approvals by FERC or notifications to FERC (whether required prior to or following the Closing), and (c) any required consents from the Federal Communications Commission or notifications to the Federal Communications Commission.

“Governmental Entity” shall mean any federal, state, local, municipal, foreign or other (a) government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal; or (d) governmental, quasi—governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets, or over reliability matters..

“Guarantied Obligations” shall have the meaning specified in Section 9.13(a).

“Guarantor” shall have the meaning specified in the preamble.

“Hazardous Materials” shall mean any material, substance or waste defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law.

“Holdings” shall have the meaning specified in the preamble.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor law and the rules and regulations thereunder or under any successor law.

“Intellectual Property” shall mean all intellectual property and proprietary rights of Sellers, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all Trademarks, (c) all works of authorship and other copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (d) all industrial designs and mask works, and all applications, registrations, and renewals in connection therewith and (e) all trade secrets and confidential business information (including technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Interim Period” shall have the meaning specified in Section 6.1.

“Inventory” shall have the meaning specified in Section 2.1(e).

“IT Assets” shall mean computers, software, servers, workstations, associated data, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned by Sellers.

“Knowledge” shall mean, with respect to Sellers, the actual knowledge of Mark Sudbey, Jeff Hunter, David Sheffey, Paul Hamilton, Craig Hart and Jon Reese.

“Law” shall mean any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, Order, principle of common law, judgment or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leased Machinery and Equipment” shall have the meaning specified in Section 2.1(b).

“Leased Real Property” shall have the meaning specified in Section 2.1(a).

“Liabilities” shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code and shall include any Claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.  For the avoidance of doubt, “Lien” shall not include any license (or sublicense) of Intellectual Property.

“Local Bankruptcy Rules” shall mean the Local Bankruptcy Rules for the Southern District of New York applicable to all cases in such district governed by the Bankruptcy Code.

“LTSAs” shall mean (A) the Long Term Service Agreement, dated as of November 6, 2000, between Mystic Development and Mitsubishi Heavy Industries America, Inc., (B) the Long Term Service Agreement, dated May 25, 2010, between Mystic Development and Mitsubishi Power Systems Americas, Inc. and (C) the Long Term Service Agreement, dated as of December 8, 2000, between Sithe Fore River Development LLC and Mitsubishi Heavy Industries America, Inc.

“Machinery and Equipment” shall have the meaning specified in Section 2.1(b).

“Major Loss” shall have the meaning specified in Section 6.14(b).

“Material Licenses and Permits” shall have the meaning specified in Section 4.12.

“Mezzanine Credit Agreement” shall mean the $300,000,000 Mezzanine Credit Agreement, dated as of December 21, 2006, by and among Holdings, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent.

“Minimum Employment Period” shall have the meaning specified in Section 6.8(b).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Mystic Development” shall have the meaning specified in the preamble.

“Mystic I” shall have the meaning specified in the preamble.

“Mystic 8&9” shall mean the approximately 1,580 megawatt natural gas-fired combined cycle intermediate load power plant located in Everett, Massachusetts, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements relating to the ownership, operation and maintenance of said generating plant and associated equipment.

“Mystic Station” shall mean (a) the approximately 566 megawatt oil and natural gas-fired steam turbine generating unit located in Everett, Massachusetts and (b) the approximately 9 megawatt oil-fired gas turbine located in Everett, Massachusetts, in each case, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of said generating units, and all other improvements relating to the ownership, operation and maintenance of said generating units and associated equipment.

“Mystic Site” means all parcels of land included in the Owned Real Property of Mystic 8&9 and Mystic Station, as described in Section 2.1(a)-1 of the Disclosure Schedule.

“Necessary Consent” shall have the meaning specified in Section 2.5.

“Neutral Arbitrator” shall mean Grant Thornton LLP, or if Grant Thornton LLP is not willing to so serve, a national independent accounting firm selected by Buyer and reasonably acceptable to Sellers.

“No-Shop Period” shall have the meaning specified in Section 6.3(a).

“Non-Represented Employees” shall have the meaning specified in Section 6.8(b).

“Notice of Disagreement” shall have the meaning specified in Section 3.4(b).

“Notices” shall have the meaning specified in Section 9.5.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(i)            is consistent in nature, scope and magnitude with the past practices of such Person, recognizing that Sellers have filed the Chapter 11 Cases, and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           does not require authorization by the shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Outside Back-Up Date” shall mean the date of closing of an Alternative Transaction with the Successful Bidder.

“Owned Machinery and Equipment” shall have the meaning specified in Section 2.1(b).

“Owned Real Property” shall have the meaning specified in Section 2.1(a).

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, registrations, certificates of occupancy, approvals, consents, clearances and other authorizations issued by any Governmental Entity.

“Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) covenants, conditions, easements, licenses or similar non-monetary liens or non-monetary matters (collectively, “Item B Encumbrances”)  disclosed in any of the following (i) as to Mystic Station, the First American Title Insurance Company title insurance commitment effective February 22, 2010, Number NCS-429682-NY (the “Mystic Station Title Insurance Commitment”); (ii) as to Mystic 8&9, the First American Title Insurance Company title insurance commitment effective February 22, 2010, Number NCS-429673-NY(the “Mystic 8&9 Title Insurance Commitment”); (iii) as to Fore River, the First American Title Insurance Company title insurance commitment effective

February 22, 2010, Number NCS-429689-NY(the “Fore River Title Insurance Commitment”); or (iv) the Gas Facilities Easement Agreement entered into with Distrigas of Massachusetts LLC dated July 1, 2001; provided however (with respect to Items (i) — (iii)) that any such Item B Encumbrance created or recorded with respect to the Fore River Site on or after October 11, 2005 or the Mystic Site on or after December 15, 2006 shall not constitute a Permitted Lien if such Item B Encumbrance (i) materially and adversely interferes with the use and enjoyment of the Acquired Real Property at the Closing Date, or (ii) materially prejudices the anticipated future uses to which the Acquired Real Property could be put, (c) any zoning and other land-use restrictions imposed by a Governmental Entity on or before the Agreement Date, (d) encumbrances arising under leases or subleases of Acquired Real Property, which do not materially detract from the value of such Acquired Real Property or interfere with the use of or conduct of the Business on the Acquired Real Property; (e) such other Liens or title exceptions as Buyer may approve in writing in its reasonable discretion; (f) Liens arising from the filing of precautionary financing statements under the Uniform Commercial Code by lessors with respect to operating leases; (g) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit or sweep accounts of any Seller to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of Sellers or (iii) relating to purchase orders and other agreements entered into with customers of Sellers in the Ordinary Course of Business; (h) variations between fences, retaining walls, curbs, steps, hedges, shrubs, trees and record lines of title; (i) provider, utility and telephone company rights and easements to maintain, install or remove poles, wires, cables, pipes, pipelines, boxes and other facilities and equipment in, over and upon the Acquired Real Property and rights and easements for the installation, maintenance and replacement of water mains and sewer lines and facilities and equipment in, over and upon the Acquired Real Property, and (ii) do not materially prejudice the anticipated future uses to which the Acquired Real Property could be put; (j) any minor encumbrances and other minor matters that do not require the payment of money, provided the same (i) do not materially and adversely interfere with the use and enjoyment of the Acquired Real Property at the Closing Date, and (ii) do not materially prejudice the anticipated future uses to which the Acquired Real Property could be put; or (k) liens or encumbrances that arise solely by reason of acts of or with the approval of Buyer.  For the avoidance of doubt, Permitted Liens do not include Liens in respect of the First Lien Credit Agreement, Second Lien Credit Agreement and Mezzanine Credit Agreement.

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Petition Date” shall have the meaning specified in the recitals.

“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Properties” shall have the meaning specified in Section 4.10.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall have the meaning specified in Section 3.3.

“Records” shall have the meaning specified in Section 2.1(g).

“Reimbursable Expenses” shall have the meaning specified in Section 8.2(b).

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

“Represented Employees” shall have the meaning specified in Section 6.8(a).

“Restoration Costs” shall have the meaning specified in Section 6.14(a).

“Sale Motion” shall mean the motion of Sellers, in form and substance reasonably acceptable to Buyer and Sellers, seeking entry of the Bidding Procedures Order and Sale Order.

“Sale Order” shall mean an Order or Orders of the Bankruptcy Court, substantially in the form attached hereto as Exhibit E and reasonably satisfactory in form and substance to Buyer, (i) approving, without limitation, this Agreement and all of the terms and conditions hereof and authorizing Sellers to consummate the transactions contemplated hereby pursuant to sections 363, 365 and 1146(c) of the Bankruptcy Code, and (ii) containing, at a minimum, those provisions set forth in Section 6.11(e).

“Second Lien Credit Agreement” shall mean the $350,000,000 Second Lien Credit and Guaranty Agreement, dated as of December 21, 2006, by and among BGen, as borrower, the guarantors party thereto, the lenders party thereto and Wilmington Trust, as second lien collateral agent and administrative agent

“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Financial Statements” shall have the meaning specified in Section 4.5.

“Seller Released Party” shall have the meaning specified in Section 9.4(a).

“Sellers Material Adverse Effect” shall mean a material adverse effect on the Acquired Assets or the Business or results of operations of the Business, but any effect of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) any change generally affecting the international, national or regional electric generating, transmission or distribution industry; (b) any change generally affecting the international, national or regional wholesale or retail markets for electric power or capacity; (c) any change generally affecting the international, national or regional wholesale or retail markets for the natural gas industry; (d) any change in markets for commodities or supplies, including electric power, natural gas or fuel and water, as applicable, used in connection with the Business; (e) any change in market design and pricing; (f) any change in general macroeconomic, financial market, regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Entity associated with additional security; (g) changes in Law, GAAP or official interpretations of the foregoing; (h) compliance with this Agreement, including any effect on the Business resulting from failure to take any action to which Buyer unreasonably refused consent under this Agreement; (i) the transactions contemplated hereby or any announcement hereof or the identity of Buyer; or (j) the pendency of the Chapter 11 Cases and any action approved by, or motion made before, the Bankruptcy Court; it being understood that the failure of Sellers to achieve internal or external financial forecasts or projections, by itself, will not constitute a Sellers Material Adverse Effect.

“Sellers’ Representative” shall have the meaning specified in Section 9.18.

“Specified Actual Capital Expenditures” shall mean such expenditures actually incurred and paid by Sellers during the period from July 1, 2010 through the Closing Date for the following items: (i)the purchase of additional spare parts under the Long Term Service Agreements by and among Mitsubishi Heavy Industries America, Inc. and Mystic Development, dated as of November 6, 2000 and May 25, 2010, as amended, for four M501G gas turbines (GT 81, GT 82, GT 93, GT 94), (ii) the purchase of a spare gas turbine rotor from Mitsubishi Power Systems America for use at the above gas turbines at Fore River and (iii) the “Capital Parts and Buyer’s Inventory of New Spares” identified in Exhibit 7 of the Long Term Service Agreement dated May 25, 2010 including: fuel nozzles, combustor swirler holders, combustion liners, combustion liner seals, R1 vanes (G1 type), R2 vanes (G1 type), R3 vanes, R4 vanes, R1 blades (G1 type), R2 blades, R3 blades, R4 blades, R1 ring segments, R2 ring segments, R3 ring segments, R4 ring segments, and L-0 blades for ST85.

“Specified Contracts” means those Contracts set forth on Schedule 1.2.

“Specified Forecasted Capital Expenditures” shall mean $16,850,000.

“Specified Forecasted Capital Expenditures Adjustment Amount” shall mean the excess (if any) of (i) the amount of the Specified Forecasted Capital Expenditures over (ii) the amount of the Specified Actual Capital Expenditures.

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Successful Bidder” shall have the meaning specified in Section 6.3(b).

“Taking” shall have the meaning specified in Section 6.14.

“Target Net Working Capital Amount” shall mean an amount equal to $26,777,000.

“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, unclaimed property liabilities, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other similar tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, claims for refund, or information returns, statements or filings which are required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” shall mean all trademarks, service marks, trade names, trade dress, corporate names, company names, business names, Internet domain names, logos, certification marks, collective marks, and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all registrations, applications and renewals in connection therewith, and all of the goodwill connected with the use of, and symbolized by any of, the foregoing.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Transferable Permits” shall have the meaning specified in Section 2.1(d).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into concurrently with the Closing, in such form and covering such services as shall be mutually agreed to by Holdings and Buyer.

“Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows or should reasonably have known that such action (or inaction) would constitute a breach of such representation, warranty, agreement or covenant.

“Wind-Up” shall have the meaning specified in Section 6.10.

1.2                                 Interpretation.

(a)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)           Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)           A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)           All references to “$” and dollars shall be deemed to refer to United States currency.

(f)            All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified.  All article, section, paragraph, schedules and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified.

(h)           The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(j)            If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k)           A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l)            Exhibits, Schedules, Annexes and other documents to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1           Assets to be Acquired.  Subject to the entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer (or one or more Subsidiaries of Buyer, as designated by Buyer in writing to Holdings prior to the submission of the Sale Order), and Buyer (or one or more Subsidiaries of Buyer, as designated by Buyer in writing to Holdings prior to the submission of the Sale Order) shall purchase, acquire and accept, all of the right, title and interest, free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens), of Sellers in each and all of the Acquired Assets.  “Acquired Assets” shall mean all properties, assets and rights of every nature, tangible and intangible, of Sellers, real or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers as the same shall exist on the Closing Date that are used in the operation of the Business, other than the Excluded Assets but including the following assets:

(a)           (i) all right, title and interest of Sellers in the real property set forth on Schedule 2.1(a)-1, together with all buildings, structures, fixtures, and improvements erected thereon, and all rights, privileges, easements, licenses and other appurtenances relating thereto (the “Owned Real Property”), (ii) all right, title and leasehold interest of Sellers in the real property set forth on Schedule 2.1(a)-2, together with all buildings, structures, fixtures, and improvements erected thereon, and all rights, privileges, easements, licenses and other appurtenances relating thereto (the “Leased Real Property”), and (iii) all right, title and interest of Sellers under the appurtenant easements, rights of way, real property licenses, and other real property entitlements set forth on Schedule 2.1(a)-3 (the “Entitled Real Property”);

(b)           all (i) Sellers’ owned equipment (including cars, trucks, fork lifts and other industrial vehicles), machinery, furniture, fixtures and improvements and tooling used or held for use in the Business (the “Owned Machinery and Equipment”), (ii) rights of Sellers to the equipment (including cars, trucks, fork lifts and other industrial vehicles), machinery, furniture, fixtures and improvements and tooling which are leased pursuant to an Assumed Contract (the “Leased Machinery and Equipment” and collectively with the Owned Machinery and Equipment, the “Machinery and Equipment”), and (iii) rights of Sellers to the warranties, express or implied, and licenses received from manufacturers and sellers of the Machinery and Equipment;

(c)           those leases (including leases and subleases of Acquired Real Property and of Machinery and Equipment) and other Contracts (together with all of Seller’s deposits thereunder) entered into by any Seller that are executory and unexpired as of the Closing Date and that will be assigned to Buyer pursuant to section 365 of the Bankruptcy Code in connection with the transactions contemplated in this Agreement, in each case listed on Schedule 2.1(c); provided that Buyer may modify such Schedule to add or delete leases and other Contracts at any time prior to the Closing, subject to Section 6.12 (collectively, the “Assumed Contracts”);

(d)           all Permits relating to the ownership or operation of a Facility, including, those Permits listed on Schedule 2.1(d), but only if and to the extent that such Permits are transferable by Sellers to Buyer by assignment or otherwise (including, without limitation, upon request or application to a Governmental Entity, or which will pass to Buyer as successor in title to the Acquired Assets by operation of Law) (the “Transferable Permits”)

(e)           all inventories of spare parts set forth on Schedule 2.1(e) other than those used in Ordinary Course of Business prior to Closing, all office and other supplies used or held for use in the Business and all fuel inventory (collectively, “Inventory”);

(f)            all accounts receivable relating to the Facilities;

(g)           except as set forth in Section 2.2(c) and (i), and subject to the right of Sellers to retain copies (at their expense) for their use, all books, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of any Seller relating primarily to the operation of the Business (“Records”) and all files relating to compliance with Environmental Laws, environmental Permits, Air Emissions Credits and Allowances and files related to the environmental condition of the  Properties;

(h)           all right, title or interest in and to (i) all Intellectual Property relating to the Business and (ii) the IT Assets relating to the Business;

(i)            all goodwill associated with the Business, the Acquired Assets and the Assumed Liabilities;

(j)            all deposits and prepaid expenses of Sellers, including (i) security deposits with third party suppliers, vendors, service providers or landlord and lease and rental payments, (ii) tenant reimbursements, (iii) prepaid Property Taxes, and (iv) pre-payments;

(k)           all Benefit Plans (other than equity and equity-based plans and arrangements) and the Collective Bargaining Agreements, and any associated funding media, assets, reserves, credits and service agreements and all documents created, filed or maintained in connection with such Benefit Plans and Collective Bargaining Agreement and any applicable insurance policies related thereto;

(l)            all rights, claims, credits, causes of action or rights of set off against third parties, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties (other than any claims contemplated by Section 2.2(e));

(m)          all Air Emissions Credits and Allowances set forth on Schedule 2.1(m) and all rights to future Air Emissions Credits and Allowances allocated with respect to the Facilities;

(n)           any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses that Sellers may have with respect to any Assumed Liabilities; and

(o)           cash and cash equivalents related to the expiration or termination of any Specified Contract.

2.2           Excluded Assets. The Acquired Assets do not include Sellers’ right, title or interest in or to any of the following properties and assets of Sellers (collectively, the “Excluded Assets”):

(a)           each Seller’s rights under this Agreement (including the right to receive the Purchase Price);

(b)           all of Sellers’ or any of their respective Affiliates’ certificate of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Seller or any of its Affiliates as a corporation, limited liability company or other entity;

(c)           all Records related to Taxes paid or payable by any Seller or any of its Affiliates;

(d)           all shares of capital stock or other equity interests of any Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller;

(e)           all avoidance claims or causes of action under the Bankruptcy Code or applicable state Law, including all such rights and avoidance claims of any Seller arising under chapter 5 of the Bankruptcy Code;

(f)            any refunds or credits of Taxes paid or payable by any Seller or any of its Affiliates, except for refunds or credits of Taxes for which Buyer is liable pursuant to Section 2.3(f);

(g)           all cash and cash equivalents, securities, security entitlements, instruments and other investments of Sellers (other than any cash and cash equivalents related to the expiration or termination of any Specified Contract) and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit, or any obligation with respect thereto;

(h)           all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(i)            any (i) confidential personnel and medical records pertaining to any employees of Sellers and (ii) other Records that Sellers are required by Law to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided that Buyer shall have the right to make copies of any portions of such retained Records to the extent that such portions relate exclusively to the Business or any Acquired Asset and are necessary for Buyer to comply with applicable Law;

(j)            any documents and agreements relating to the Chapter 11 Cases or to the sale or other disposition of the Business, the Acquired Assets or any other asset of any Seller or any of its Affiliates other than those to be delivered to Buyer in accordance with this Agreement; and

(k)           all claims that Sellers may have against any third Person solely with respect to any Excluded Assets or Excluded Liabilities.

2.3           Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Sellers shall assign to Buyer (or one or more Subsidiaries of Buyer, as designated by Buyer in writing to Holdings prior to the submission of the Sale Order) and Buyer (or one or more Subsidiaries of Buyer, as designated by Buyer in writing to Holdings prior to the submission of the Sale Order) shall assume from Sellers and pay when due, perform and discharge, in due course, without duplication, each of the Assumed Liabilities.  “Assumed Liabilities” shall mean solely the following other than the Excluded Liabilities:

(a)           all Liabilities of Sellers under each of the Assumed Contracts listed on Schedule 2.1(c), including the Cure Costs, exclusive of any Liability arising from or related to a violation of Law occurring prior to the Closing Date;

(b)           all trade and vendor accounts payables;

(c)           all Liabilities relating to any environmental matter arising out of or relating to Sellers’ operation of the Business or their leasing, ownership or operation of the Facilities or the Acquired Real Property, except any Excluded Liabilities;

(d)           all Liabilities related to (i) the termination of any Employees on or following the Closing Date, and (ii) earned but unpaid salary, bonuses, accrued but unpaid vacation days, accrued but unpaid medical and dental expenses, accrued and unpaid other forms of compensation and all other accrued welfare benefits of all Employees;

(e)           all Liabilities with respect to Benefit Plans and the Collective Bargaining Agreements assumed pursuant to Section 2.1(k);

(f)            all Liabilities related to Property Taxes and all Liabilities related to Transfer Taxes arising out of the transfer of the Acquired Assets as provided in Section 6.6 hereof;

(g)           all Liabilities relating to or arising out of any claim or threatened claim against any Seller relating to the Business or the Acquired Assets arising on or after the Closing Date, including any such claim or threatened claim that the conduct of the Business infringes any Intellectual Property of any Person or that relates to the Intellectual Property included in the Acquired Assets (including any challenge to the validity, enforceability, ownership or use of any such Intellectual Property);

(h)           all Liabilities related to Air Emissions Credits and Allowances; and

(i)            for avoidance of doubt, all Liabilities relating to or arising out of the ownership or operation of the Business or any Acquired Asset from and after the Closing, except any Excluded Liabilities.

2.4           Excluded Liabilities. Buyer shall not and does not assume any Liability of Sellers whatsoever relating to or arising out of any of the following (collectively, the “Excluded Liabilities”):

(a)           all Liabilities related to the First Lien Credit Agreement, the Second Lien Credit Agreement and the Mezzanine Credit Agreement;

(b)           all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby;

(c)           all Liabilities relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(d)           all (i) fines or penalties assessed as a result of any noncompliance with Environmental Law by Sellers prior to Closing and (ii) Liabilities arising out of, relating to, in respect or connection with disposal or release of Hazardous Materials prior to Closing  by Sellers at any location that is not Acquired Real Property, including any location previously-owned, operated or leased by Sellers, whether any such Liability described in clauses (i) — (ii) first arises prior to or after Closing;

(e)           all third party Liabilities for toxic torts arising as a result of or in connection with loss of life or injury to Persons (whether or not such loss or injury was made manifest on or after the Closing Date) caused or allegedly caused by exposure, prior to the Closing Date, to Hazardous Materials present at, on, in, under adjacent to or migrating from the Acquired Assets; and

(f)            all liabilities for any and all Taxes of Sellers (including any Liability of Sellers for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise) except for Taxes for which Buyer is liable pursuant to Section 2.3(f).

2.5           Non-Assignment of Assumed Contracts. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Assumed Contract if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required.  In such event, Sellers and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Assumed Contract or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer or an Affiliate of Buyer as Buyer may reasonably request; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

If such Necessary Consent is not obtained, or if an attempted assignment of any Assumed Contract would be ineffective or would adversely affect the rights of any Seller thereunder so that Buyer or an Affiliate designated by Buyer would not in fact receive all such rights, such Seller and Buyer or the applicable Affiliate of Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to such Seller, under which Buyer or such Affiliate of Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer or such Affiliate of Buyer, or under which such Seller would enforce for the benefit of Buyer or such Affiliate of Buyer with Buyer or such Affiliate of Buyer assuming such Seller’s Liabilities in respect of the applicable Assumed Contract and any and all rights of such Seller against a third party thereto.  Nothing in this Section 2.5 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

ARTICLE 3
CLOSING; PURCHASE PRICE

3.1           Closing; Transfer of Possession; Certain Deliveries.

(a)           The consummation of the transactions contemplated herein (the “Closing”) shall take place on the second Business Day after the satisfaction of all of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive that condition) or on such other date as the Parties hereto shall mutually agree.  The Closing shall be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 10:00 a.m., local time, unless the Parties hereto otherwise agree.  The actual date of the Closing is herein called the “Closing Date.”  For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 A.M. on the Closing Date.

(b)           At the Closing, Sellers shall deliver to Buyer:

(i)            a certified copy of the Sale Order;

(ii)           a duly executed bill of sale, substantially in the form attached hereto as Exhibit F, transferring the Acquired Assets to Buyer;

(iii)          the duly executed Assignment and Assumption Agreement;

(iv)          the duly executed Adjustment Escrow Agreement;

(v)           the duly executed Transition Services Agreement;

(vi)          a properly executed affidavit of each Seller, prepared in accordance with Treasury Regulations section 1.1445-2(b), certifying as to such Seller’s non-foreign status in a form reasonably satisfactory to Sellers and Buyer;

(vii)         duly executed quitclaim deeds (the “Deeds”) in a form reasonably satisfactory to Sellers and Buyer containing such covenants, if any, as may be required by statute, so as to convey to Buyer fee simple absolute title to the Owned Real Property, free of all title exceptions other than Permitted Liens, all as required by this Agreement.  The Deeds shall be in recordable form, duly executed and acknowledged;

(viii)        duly executed lease assignments in a form reasonably satisfactory to Sellers and Buyer or Sale Order or Orders of the Bankruptcy Court as shall be required to convey to Buyer all of Sellers’ interests in respect of the Leased Real Property.  Such lease assignments shall be in recordable form, duly executed and acknowledged;

(ix)           duly executed assignments in a form reasonably satisfactory to Sellers and Buyer or Sale Order or Orders of the Bankruptcy Court as shall be required to convey to Buyer all of Sellers’ interests in respect of the Entitled Real Property.  Such assignments shall be in recordable form, duly executed and acknowledged;

(x)            the Records to be delivered pursuant to Section 2.1(g), it being understood that any Records located at the Facilities need not be physically delivered, but shall be deemed delivered at the Closing;

(xi)           all other previously undelivered certificates, agreements and other documents required to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement and

(xii)          such other documents, instruments and certificates as Buyer may reasonably request.

(c)           At the Closing, Buyer shall deliver to Sellers:

(i)            the Purchase Price in accordance with the provisions of Section 3.3 less the aggregate amount of funds in the Deposit Escrow (all of which shall be transferred directly to Sellers by the Escrow Agent);

(ii)           the duly executed Assignment and Assumption Agreement;

(iii)          the duly executed Transition Services Agreement;

(iv)          the duly executed Adjustment Escrow Agreement;

(v)           all other previously undelivered certificates, agreements and other documents required to be delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement; and

(vi)          such other documents, instruments and certificates as Sellers may reasonably request.

3.2           Deposit Escrow.

(a)           On the next Business Day following the Agreement Date, Buyer shall execute and deliver to Sellers the Deposit Escrow Agreement and deposit with the Escrow Agent fifty million dollars ($50,000,000) (the “Deposit Escrow”).

(b)           The Deposit Escrow shall be held and disbursed pursuant to the terms of the Deposit Escrow Agreement and this Agreement, including:

(i)              if the Closing shall occur, then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be applied towards the Purchase Price;

(ii)             if this Agreement is terminated pursuant to and in accordance with Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(d)(ii), Section 8.1(e) or Section 8.1(f), then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be returned to Buyer; or

(iii)            if this Agreement is terminated by Sellers pursuant to and in accordance with Section 8.1(d), then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be delivered to Sellers.

(c)           Unless this Agreement has been validly terminated in accordance with its terms (in which case Section 3.2(b) shall control), in the event that Buyer is not the Successful Bidder or the Back-Up Bidder following the Auction, the Escrow Agent shall return the Deposit Escrow to Buyer within fifteen (15) Business Days after the entry of the sale order by the Bankruptcy Court with respect to the Alternative Transaction involving the Successful Bidder.  In the event that Buyer is the Back-Up Bidder following the Auction, the Escrow Agent shall return the Deposit Escrow to Buyer within two (2) Business Days of the Outside Back-Up Date.

3.3           Purchase Price. In consideration for the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities as provided in Section 2.3 and at the Closing shall pay to Sellers an aggregate cash purchase price of (a) $1,100,000,000.00 (the “Base Purchase Price”) plus (b) the estimated Adjustment Amount as of immediately prior to Closing (the “Estimated Adjustment Amount”, and the sum of clause (a) and clause (b), as the same may be reduced pursuant to Section 3.5, the “Purchase Price”).  The calculation of the Estimated Adjustment Amount shall be prepared by Sellers in good faith and delivered to Buyer no later than two (2) Business Days prior to the Closing Date.  On the Closing Date, a portion of the Base Purchase Price equal to the Adjustment Escrow Amount shall be deposited with the Escrow Agent to be held and disbursed pursuant to the terms of the Adjustment Escrow Agreement and Section 3.4.

3.4           Net Working Capital Adjustment.

(a)           Within sixty (60) days following the Closing, Buyer shall prepare and deliver to Sellers the calculation of the final Adjustment Amount as of immediately prior to the Closing (the “Final Adjustment Amount”).  The Final Adjustment Amount shall be calculated in accordance with the principles and methodologies set forth in Schedule 3.4.  Buyer shall, in a timely manner, provide Sellers such data and information as Sellers may reasonably request in writing to support such calculation of the Final Adjustment Amount.

(b)           The calculation of the Final Adjustment Amount shall become final and binding on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Sellers unless Sellers give written notice of disagreement (“Notice of Disagreement”) to

Buyer prior to such date; provided that all such items that are not disputed shall be final and binding upon the Parties.  In order to be effective, a Notice of Disagreement must specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Buyer in a timely manner, then the calculation of the Final Adjustment Amount (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Sellers and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the calculation of the Final Adjustment Amount is issued by the Neutral Arbitrator.

(c)           During the first twenty (20) days following the date upon which Buyer receives a Notice of Disagreement, Sellers and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such twenty (20) day period (or earlier by mutual agreement to arbitrate) Buyer and Sellers have not reached agreement on such matters, the matters that remain in dispute shall be submitted to the Neutral Arbitrator for review and resolution. The terms of appointment and engagement of the Neutral Arbitrator shall be as agreed upon in good faith between the Parties and any associated engagement fees shall initially be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer; provided that such fees shall ultimately be allocated in accordance with the fee sharing provisions set forth below in this Section 3.4(c).  The hearing date will be scheduled by the Neutral Arbitrator as soon as reasonably practicable, and shall be conducted on a confidential basis.  Each of Buyer and Sellers shall, not later than seven (7) days prior to the hearing date set by the Neutral Arbitrator, submit a brief (to include such Party’s calculations with regard to amounts in dispute in  the calculation of the Final Adjustment Amount) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute.  The Neutral Arbitrator shall render a decision resolving the matters in dispute on the basis of the principles and methodologies set forth in Schedule 3.4 (which decision shall include a written statement of findings and conclusions) within ten (10) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Neutral Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Final Adjustment Amount and shall issue the calculation of the Final Adjustment Amount reflecting such decisions.  The decision of the Neutral Arbitrator shall be final and binding on the Parties.   If the Neutral Arbitrator resolves all disputes presented to it entirely in the manner proposed by either Sellers or Buyer, as the case may be, the fees and expenses of the Neutral Arbitrator shall be borne by the non-prevailing Party.  In all other events, the fees and expenses of the Neutral Arbitrator shall be shared based on the difference between Sellers’ position, on the one hand, and Buyer’s position, on the other hand, initially presented to the Neutral Arbitrator (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Neutral Arbitrator in proportion to the total difference between Sellers’ and Buyer’s initial positions.  The fees and disbursements of Buyer’s independent public accountants incurred in connection with the procedures performed with respect to the calculation of the Final Adjustment Amount shall be borne by Buyer and the fees and disbursements of Sellers’ independent public accountants incurred in connection with their preparation of the Notice of Disagreement shall be borne by Sellers.

(d)           If the Final Adjustment Amount is less than the Estimated Adjustment Amount, the Purchase Price shall be decreased by the amount of such difference, and Buyer and

Holdings shall deliver joint written instructions to the Escrow Agent to pay to Buyer an amount equal to the absolute value of such difference from the Adjustment Escrow Amount not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer; and (x) in the event that the amount due to Buyer exceeds the Adjustment Escrow Amount, Sellers shall pay such excess amount to Buyer not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or (y) in the event that the Adjustment Escrow Amount exceeds the amount due to Buyer pursuant to this Section 3.4, such excess amount shall be released to Sellers not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Holdings.

(e)           If the Final Adjustment Amount is more than the Estimated Adjustment Amount, the Purchase Price shall be increased by the amount of such difference and (x) Buyer and Holdings shall deliver joint written instructions to the Escrow Agent to pay to Sellers the entire Adjustment Escrow Amount not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Holdings and (y) Buyer shall pay the amount by which the Final Adjustment Amount is more than the Estimated Adjustment Amount to Sellers not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Holdings.

3.5           Allocation of Purchase Price. The sum of the Purchase Price and the value of the Assumed Liabilities (to the extent properly taken into account under the Code) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local Law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by Buyer to Sellers within sixty (60) days after the Closing Date.  Sellers will have the right to raise reasonable objections to the Allocation within thirty (30) days after Buyer’s delivery thereof, in which event Buyer and Sellers will negotiate in good faith to resolve such dispute.  If Buyer and Sellers cannot resolve such dispute within fifteen (15) days after Sellers notify Buyer of such objections, such dispute with respect to the Allocation shall be resolved promptly by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Sellers, the costs of which shall be shared in equal amounts by Buyer, on the one hand, and Sellers on the other hand.  The decision of the accounting firm in respect of the Allocation shall be final and binding upon Buyer and Sellers.  Buyer and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation.  Except as otherwise provided herein, Buyer and Sellers agree to provide the other with any information required to complete IRS Form 8594 within fourteen (14) days of the request for such information.  Buyer and Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the allocation of the Purchase Price pursuant to this section.  Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

In connection with the following representations and warranties, attached to this Agreement is a disclosure schedule (the “Disclosure Schedule”) arranged in numbered parts corresponding to the Section numbering in this Agreement of the following representations and warranties.  The information disclosed in any numbered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement and shall not be deemed to relate to or qualify any other representation or warranty unless such relation or qualification is reasonably apparent.  No reference to or disclosure of any item in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  Sellers jointly and severally hereby represent and warrant to Buyer, as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as set forth on the Disclosure Schedule, as follows:

4.1           Organization

(a)           Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b)           Each Seller (i) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Sellers Material Adverse Effect; and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the Orders of the Bankruptcy Court, has all necessary corporate or limited liability company power and authority to own and operate its properties, to lease the property it operates under lease and to conduct the Business as debtor in possession.

4.2           Due Authorization, Execution and Delivery; Enforceability.  Subject to the Sale Order having been entered by the Bankruptcy Court, each Seller has the requisite corporate or limited liability company power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and has taken all necessary corporate or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby.  Subject to the Sale Order having been entered by the Bankruptcy Court, this Agreement constitutes the legally valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

4.3           Consents.  Subject to the receipt of the Governmental Approvals set forth on Schedule 4.3 and the Necessary Consents set forth on Schedule 4.3, and the Sale Order having been entered by the Bankruptcy Court, none of the execution, delivery or performance of this

Agreement by any Seller will require any consent of, authorization by, exemption from, filing with, or notice to any Governmental Entity or any other Person.

4.4           No Conflicts.  Subject to the receipt of the Governmental Approvals set forth on Schedule 4.3 and the Necessary Consents set forth on Schedule 4.3 and the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Assumed Contract, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clause (c), as would not, individually or in the aggregate, result in a Sellers Material Adverse Effect.

4.5           Financial Statements. Holdings has delivered or made available to Buyer a true, correct and complete copy of (a) the audited consolidated balance sheets of Sellers as of December 31, 2009, 2008 and 2007, and audited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended and (b) the unaudited consolidated balance sheet of Sellers as of March 31, 2010, and unaudited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the three months then ended (clauses (a) and (b), collectively, the “Seller Financial Statements”).  The Seller Financial Statements are consistent in all material respects with the books and records of the Business.  The Seller Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied (except, in the case of the unaudited financial statements, for normal recurring year-end adjustments and the lack of notes thereto) and fairly present, in all material respects, the results of operations, changes in stockholders’ equity, cash flows, and financial condition of Sellers for the periods covered thereby.

4.6           Title to Acquired Real Property

(a)           Schedule 2.1(a)-1 sets forth a complete and correct list of all material real property owned in whole or in part (and states the ownership percentage of all partially owned real property) by Sellers and used in connection with the Business.  With respect to the Owned Real Property:  (i) the applicable Seller has good and marketable title, free and clear of all Liens other than Permitted Liens; (ii) Sellers have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof which is still in effect, other than the granting of Permitted Liens; and (iii) Sellers’ have not granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property, other than the granting of Permitted Liens.

(b)           Schedule 2.1(a)-2 sets forth a complete and correct list of all material leases, ground leases, subleases, licenses, options or other agreements related to Leased Real Property.  Each lease, ground lease, sublease, license, option or other agreement related to the Leased Real Property to which any Seller is a party is a legal, valid, binding and enforceable obligation of the applicable Seller and, to the Knowledge of Sellers, each such lease, ground lease, sublease, license, option or other agreement is in full force and effect.  Sellers are not in material default under any such leases, ground leases, subleases, licenses, options or other agreements, and no condition exists which (with notice or lapse of time or both) would constitute a default by any Seller thereunder or (to the Knowledge of Sellers) by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, have a Sellers Material Adverse Effect.  Sellers have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect.  Sellers have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect.  Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under Sellers, and to the Knowledge of Sellers, there exists no other Liens affecting any leasehold interest with respect to the Leased Real Property.

(c)           Each instrument related to the Entitled Real Property to which any Seller is a party is a legal, valid, binding and enforceable obligation of the applicable Seller except where the failure to be a legal, valid, binding or enforceable obligation would not, individually or in the aggregate, have a Sellers Material Adverse Effect and, to the Knowledge of Sellers, each such instrument is in full force and effect.  Sellers are not in material default under any such instruments, and no condition exists which (with notice or lapse of time or both) would constitute a default by any Seller thereunder or (to the Knowledge of Sellers) by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, have a Sellers Material Adverse Effect.  Sellers have not granted any Person the exclusive right to use or occupy any Entitled Real Property which is still in effect.  Sellers have not collaterally assigned or granted any other security interest in the Entitled Real Property or any interest therein which is still in effect.  Except for the Permitted Liens, there exist no Liens affecting the Entitled Real Property created by, through or under Sellers.

(d)           Except as would not, individually or in the aggregate, have a Sellers Material Adverse Effect, and subject to receipt of the Necessary Consents set forth on Schedule 4.3 and compliance with Section 6.12, (i) no Seller is in breach or default in any material respect under any of the easements or other exceptions to title disclosed in the Mystic Station Title Insurance Commitment, the Mystic 8&9 Title Insurance Commitment, or the Fore River Title Insurance Commitment (collectively, “Easements”), and, to the Knowledge of Sellers, the other parties to such Easements are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default), and (ii) no Seller has received notice from any other party to any Easement of any threatened termination of any such Easement.

4.7           Title to Acquired Assets other than Acquired Real Property; Sufficiency.  Except for Permitted Liens, Sellers have good and valid title to the Acquired Assets (other than the Acquired Real Property, which is addressed in Section 4.6).  The Acquired Assets constitute all assets used or held for use by Sellers and their Affiliates in, and necessary and sufficient for, the operation of the Business as presently operated, except as would not, individually or in the aggregate, have a Sellers Material Adverse Effect.

4.8           Litigation.  Except as set forth on Schedule 4.8, as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened in writing against or affecting any Seller, the Acquired Assets or the Business (other than the Chapter 11 Cases), which would reasonably be expected to have, individually or in the aggregate, a Sellers Material Adverse Effect.

4.9           Labor and ERISA Matters

(a)           The Collective Bargaining Agreements are the only collective bargaining agreements that govern the terms and conditions of employment of any employees at the Facilities.  True and correct copies of the Collective Bargaining Agreements have heretofore been made available to Buyer.  Except as set forth on Schedule 4.9(a), (i) no Seller has experienced any labor strikes or work stoppages by such employees during the two-year period preceding the Closing Date and to the Knowledge of Sellers, none is currently pending or threatened; (ii) no Seller has received written notice from any Governmental Entity of any charge, complaint or Proceeding against Seller pending or threatened before or by the National Labor Relations Board or any other Governmental Entity with respect to such employees; (iii) no arbitration, grievance or Proceeding arising out of or under the Collective Bargaining Agreements or any Law pertaining to employment is pending against Sellers or their respective Affiliates or, to the Knowledge of Sellers, threatened; and (iv) each Seller is in compliance in all material respects with the Collective Bargaining Agreement applicable to such Seller, as well as all Laws pertaining to employment.

(b)           Schedule 4.9(b) sets forth a true and complete list of all Benefit Plans.  With respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals, and any other reports or summaries required under ERISA, the Code, or other Laws and the most recent determination letter or approval letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401(a) or 501(c)(9) of the Code.

(c)           Each Benefit Plan is and has been operated in material compliance with the applicable provisions of ERISA, the Code and any other applicable federal or state Law, and no event or condition is occurring that would constitute such material non-compliance nor is there any present intent to cause any such event or condition to occur with respect to any Benefit Plan.

(d)           To the Knowledge of Sellers, neither the Sellers nor any ERISA Affiliate (i) has ever been required to contribute to any Benefit Plan that is or was a Multiemployer Plan within the last six years or (ii) has incurred any materiality liability under Title IV of ERISA that has not been paid in full.

(e)           Except as set forth on Schedule 4.9(e), with respect to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed within the last six years, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make any contribution (including, without limitation, any installment) required under Section

302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Sellers or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Section 303(k) of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).

4.10         Environmental.

(a)           None of the real properties currently or formerly owned, leased or operated by any Seller (including groundwater under such real properties) (the “Properties”) is the subject of federal or state investigation regarding a release of any Hazardous Materials into the environment, nor, to the Knowledge of Sellers, have any Hazardous Materials been stored, used, or released, in a quantity or manner at or on the Properties or at any off-site location, which would reasonably be expected to result in any obligations to pay for or perform any remedial action, that would, individually or in the aggregate, have a Sellers Material Adverse Effect.

(b)           Sellers have not received any written or other notice from any Governmental Entity or any other Person regarding any pending or threatened Proceedings or other liability regarding the disposal of Hazardous Materials or any alleged violation of or other liability under Environmental Laws where such actions or proceedings would, individually or in the aggregate, have a Sellers Material Adverse Effect.

(c)           To the Knowledge of Sellers, no Seller has any liability in connection with any release of any Hazardous Materials into the environment or related to compliance with Environmental Laws, except where such liability would not, individually or in the aggregate, have a Sellers Material Adverse Effect.

(d)           The Air Emissions Credits and Allowances identified on Schedule 2.1(m) have been validly obtained by Sellers in compliance with applicable Environmental Laws.

(e)           Sellers have delivered or made available to Buyer complete and accurate copies of all material environmental reports, audits, and assessments prepared by or for the Sellers that are in the Sellers’ possession, as well as all material correspondence with Governmental Authorities or other Persons relating to environmental conditions or environmental compliance matters at the Facilities and the Properties and concerning the operation of the Business.

4.11         Taxes. Except as would not, individually or in the aggregate, have a Sellers Material Adverse Effect, each Seller has timely filed all Tax Returns required to be filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted, or to be obtained on behalf of, such Seller), and all such Tax Returns are complete and accurate.  Except as would not, individually or in the aggregate, have a Sellers Material Adverse Effect, all Taxes due and payable by each Seller have been paid.  Except as would not, individually or in the aggregate, have a Sellers Material Adverse Effect, (a) no audit of any such Tax Return of Seller is currently in progress by any Tax Authority; and (b) no Tax deficiencies of any Seller are being claimed, proposed or assessed by any Tax Authority.

4.12         Compliance with Laws; Permits. Sellers are in compliance with all applicable Laws, and no Seller has received any notice of any alleged violation of applicable Law, in each case, except where such failures to comply or violations would not, individually or in the aggregate, have a Sellers Material Adverse Effect.  Sellers hold all Permits necessary or required pursuant to applicable Law (including Environmental Laws) for the operation of the Business as presently conducted and for the ownership, lease or operation of the Business and the construction of any improvements currently under construction on the Acquired Real Property (“Material Licenses and Permits”), except for failures to hold or have such Material Licenses and Permits that would not, individually or in the aggregate, have a Sellers Material Adverse Effect.  All such Material License and Permits are listed on Schedule 2.1(d).  Except as set forth on Schedule 4.12, each such Material License and Permit is valid and in full force and effect, is not subject to any pending or, to the Knowledge of Sellers, threatened, Proceeding to revoke, cancel, suspend or declare such Material License and Permit invalid in any respect.  Holdings has delivered or made available to Buyer true, correct and complete copies of all Material Licenses and Permits.

4.13         Contracts. Subject to receipt of the Necessary Consents set forth on Schedule 4.3 and compliance with Section 6.12, (i) each of the Assumed Contracts constitutes a valid and binding obligation of the applicable Seller and, to the Knowledge of Sellers, each other party thereto, (ii) no Seller is in breach or default in any material respect under any of the Assumed Contracts and, to the Knowledge of Sellers, the other parties to the Assumed Contracts are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default), (iii) the Assumed Contracts may be transferred to Buyer or one of Buyer’s Affiliates pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder and (iv) no Seller has received notice from any other party to any Assumed Contract of any threatened termination of such Assumed Contract.  Holdings has delivered or made available to Buyer true, correct and complete copies of all Assumed Contracts.

4.14         Insurance Claims. Sellers have within the past three (3) years reported all known material claims or incidences to the respective insurers that have issued current and prior insurance policies insuring the Facilities (either specifically or as part of a master insurance policy and whether relating to property, liability or workers’ compensation) to the extent that any such claims or incidences would reasonably be expected to create a covered event under the terms and conditions of such policies.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Guarantor and Buyer jointly and severally hereby represent and warrant to Sellers, as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), as follows:

5.1           Organization. Each of Guarantor and Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of Guarantor and Buyer has all necessary corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.

5.2           Due Authorization, Execution and Delivery; Enforceability. Each of Guarantor and Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.  This Agreement constitutes the legally valid and binding obligation of each of Guarantor and Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3           Governmental Approvals. Subject to the receipt of the Governmental Approvals set forth on Schedule 5.3 and the Sale Order having been entered by the Bankruptcy Court, none of the execution, delivery or performance of this Agreement by Guarantor or Buyer will require any consent of, authorization by, exemption from, filing with, or notice to any Governmental Entity or any other Person.

5.4           No Conflicts. Subject to the receipt of the Governmental Approvals set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by each of Guarantor and Buyer and the consummation of the transactions contemplated hereby, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material Contract of Buyer or Guarantor, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clause (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5           Availability of Funds. Guarantor, as of the date hereof, has and Buyer, as of the Closing, will have sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement.

5.6           Adequate Assurances Regarding Executory Contracts. Each of Buyer (or such of Buyer’s Affiliates which will be assuming any Assumed Contract) and Guarantor is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

5.7           Condition and Location of Acquired Assets. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Acquired Assets are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 4, with all faults, limitations and defects (hidden and apparent) and, subject to the representations and warranties contained in Article 4, without any other representation or warranty of any nature whatsoever and without any guarantee or warranty (whether express or implied) as to their title, quality, merchantability or their fitness for Buyer’s intended use or a particular purpose or any use or purpose whatsoever.

5.8           Ownership.  Except as set forth in Schedule 5.8, neither of Guarantor or Buyer nor any of their respective Affiliates owns, directly or indirectly, a 10% or greater interest in any electricity generation facility overseen by ISO New England.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1           Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing (the “Interim Period”), Sellers shall, taking into account business exigencies arising as a result of Sellers’ financial condition and status as filers under Chapter 11 of the Bankruptcy Code, carry on the Business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Entities, customers, suppliers, employees and others having business dealings with the Business.  Notwithstanding the first sentence of this Section 6.1, during the Interim Period, Sellers shall not, without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned):

(a)           modify, amend or terminate any Assumed Contract;

(b)           abandon any rights under any Assumed Contract or fail to honor or perform any Assumed Contract;

(c)           lease, license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Acquired Assets other than a de minimis part thereof in the Ordinary Course of Business;

(d)           mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Acquired Assets;

(e)           except as required pursuant to the terms of any written agreements in effect on the Agreement Date or any Benefit Plan or as otherwise required by applicable Law, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, in each case, other than  (A) in the Ordinary Course of Business or (B) the renewal or extension of the Collective Bargaining Agreement with BGNE without modification for one year; (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of the employees, or any current or former directors, officers, consultants or service providers of Sellers, or otherwise pay any amounts not due to such individual, including with respect to severance; (iii) adopt, amend or terminate any Benefit Plan (including any employment, severance, consulting or other individual agreement) or adopt or enter into any other employee benefit plan or arrangement that would be considered a Benefit Plan if it were in existence on the date of this Agreement;

(f)            institute, settle or agree to settle any material Proceeding before any Governmental Entity relating to the Acquired Assets, or modify in any manner that is adverse to the Business or the Acquired Assets, rescind or terminate a Transferable Permit (or application therefor) relating to the Acquired Assets;

(g)           modify any existing rights under, or enter into any settlement regarding the breach, infringement, misappropriation or dilution of, any material Intellectual Property;

(h)           fail to maintain in full force and effect insurance policies covering the Acquired Assets, in form and amount consistent with past practice;

(i)            utilize, trade, sell or otherwise transfer any Allowances or Air Emissions Credit other than the surrender thereof to the extent required for the operation of the Facilities in compliance with applicable Law; or

(j)            enter into any Contract to do any of the foregoing.

Additionally, if Distrigas or the Distrigas Guarantor attempt or purport to terminate the Distrigas Agreement or the Distrigas Agreement Guaranty, or otherwise object to the assumption thereof by Sellers or the assignment thereof to Buyer, Sellers shall use commercially reasonable efforts to negotiate and litigate to cause the Distrigas Agreement and/or the Distrigas Guaranty Agreement to be assumed by Sellers and assigned to Buyer without modification

6.2           Notification of Certain Matters. During the Interim Period, Holdings, on the one hand, and Buyer, on the other hand, shall notify such other Party of any event which would reasonably be expected to cause any of the conditions in Section 7.1 and Section 7.2, as applicable, not to be satisfied.

6.3           No Solicitation of Alternative Transactions.

(a)           Solely during the period commencing on the Agreement Date and continuing until the earlier of (x) the date that the Bankruptcy Court has entered the Bidding Procedures Order and (y) the termination of this Agreement in accordance with Article 8 (the “No-Shop Period”), Sellers shall not (and shall cause their respective Representatives not to) directly or indirectly (i) solicit, initiate, intentionally encourage, respond to, or take any other action designed to solicit an Alternative Transaction, (ii) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iii) furnish non-public information to any Person or entity with respect to an Alternative Transaction.  From and after the date the Bidding Procedures Order is entered by the Bankruptcy Court and until the entry of the Sale Order, Sellers are permitted, and are permitted to cause their Affiliates and Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with any Alternative Transaction.  In addition, Sellers may supply information relating to the Business and the Acquired Assets to prospective purchasers; provided, that no non-public information may be furnished until Sellers receive an executed confidentiality agreement from any such Person containing terms and provisions as described in the Bidding Procedures.

(b)           If an Auction is conducted, and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”), Buyer shall be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(iii), be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Buyer in the Auction) open and irrevocable until the Outside Back-Up Date.  Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if Buyer is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Buyer in the Auction) with the Back-Up Bidder.

6.4           Access. Subject to applicable Law, during the Interim Period, Sellers (a) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Sellers, (b) shall furnish to Buyer and its Representatives such financial, operating and property data related to the Acquired Assets and other information as Buyer and its Representatives reasonably request, and (c) shall cooperate reasonably with Buyer in its investigation of the Business.  It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder.  Buyer agrees that any on-site inspections of any Acquired Real Property shall be conducted in the presence of Sellers or their Representatives.  All inspections shall be conducted so as not to interfere unreasonably with the use of the Acquired Real Property by Sellers.  Buyer agrees to indemnify and hold Sellers and their Affiliates and their respective Representatives harmless of and from all actions, suits, claims, investigations, fines, judgments, damages, losses, deficiencies, liabilities, costs and expenses (including attorneys’ fees and expenses) that arise out of or relate to physical injuries arising from Buyer’s inspection of the Acquired Assets (other than to the extent any of the foregoing results from the gross negligence or the willful misconduct of the Person seeking such indemnification), and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement.  All information obtained pursuant to this Section 6.4 shall be subject to the terms and conditions of the Confidentiality Agreement.

6.5           Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the transactions contemplated hereby, and neither Buyer nor any Seller shall issue any such press release or public announcement without the prior approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale

Motion) or by obligations pursuant to any listing agreement with any national securities exchange.  Buyer and each Seller shall cause its Affiliates and Representatives to comply with this Section 6.5.

6.6           Tax Matters.

(a)           All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Buyer.  Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.  Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto.  Buyer shall pay all such Transfer Taxes when due.  Notwithstanding the foregoing, the Parties shall petition the Bankruptcy Court to provide that the sale, transfer, assignment and conveyance of the Acquired Assets to Buyer hereunder shall be entitled to the protections afforded under Section 1146(a) of the Bankruptcy Code, and Buyer shall either be reimbursed by Sellers with respect to any Transfer Taxes paid by Buyer and reimbursed to Sellers that are not required to be paid as a result of the Bankruptcy Code Section 1146(a) or that are refunded to Sellers.

(b)           All Property Taxes with respect to the Acquired Assets shall be borne by Buyer.  Buyer shall file all Tax Returns relating to Property Taxes with respect to the Acquired Assets that are required to be filed after the Closing Date.

(c)           Each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

6.7           Approvals; Commercially Reasonable Efforts; Notification; Consent.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Parties will use their respective commercially reasonable efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to the Governmental Approvals set forth on Schedule 4.3 and Schedule 5.3 that are required by applicable Law to be filed in order to consummate the transactions contemplated hereby (in each case within than ten (10) days following the date of this Agreement), and take such actions as are reasonably necessary to obtain any consents from, or to avoid any action or proceeding by, any Governmental Entity relating to the Governmental Approvals, including any Notification and Report Forms in connection with the HSR Act, any application pursuant to Section 203 of the Federal Power Act, any application by Buyer to obtain market-based rate authorization under Section 205 of the Federal Power Act and any notifications or approvals required under Environmental Law, including notifications and approvals necessary to transfer permits, licenses and other authorizations required under Environmental Law, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable and (iii) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement.  Buyer agrees to use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.  Buyer and Sellers shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the filings referred to in this Section 6.7(a).

(b)           Each Party shall (i)  respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity relating to the Governmental Approvals, (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with the any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.

(c)           In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Entity concerning this Agreement or the transactions contemplated hereby, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or its members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

6.8           Employee Matters.

(a)           Represented Employees.  Buyer shall offer employment, commencing on the Closing Date, to all employees of Sellers who are covered by the Collective Bargaining Agreements and who are employed in the operation of the Business as of the Closing Date, in each case as set forth on Schedule 6.8(a) to be delivered by Sellers to Buyer no later than five (5) days prior to the Closing Date, under terms and conditions in accordance with the applicable

Collective Bargaining Agreement.  For the avoidance of doubt, Buyer shall recognize all increases in wages made in the ordinary course of business and in accordance with the Collective Bargaining Agreement between the Agreement Date and the Closing Date.  Those employees who accept such offer of employment are hereinafter referred to as the “Represented Employees.”  All such offers of employment shall be made in accordance with all applicable Laws and the terms of the applicable Collective Bargaining Agreement.  Effective as of the Closing Date, Buyer shall agree to be bound by the Collective Bargaining Agreements, and to thereafter comply with all applicable obligations thereunder.

(b)           Non-Represented Plant Employees.  Buyer shall offer employment, commencing on the Closing Date, to each employee of Sellers employed in the operation of the Business as of the Closing Date who is not represented by a Collective Bargaining Agreement, in each case as set forth on Schedule 6.8(a) to be delivered by Sellers to Buyer no later than five (5) days prior to the Closing Date, for a period of at least twelve months (the “Minimum Employment Period”), at aggregate levels of wages and overall compensation that is comparable or substantially similar, in the aggregate, to the level of wages and overall compensation in effect for such employee as of the Closing Date; provided that Buyer shall recognize all increases in wages made in the ordinary course of business between the Agreement Date and the Closing Date.  Those employees who accept such offer of employment are hereinafter referred to as the “Non-Represented Employees.”  All such offers of employment shall be made in accordance with all applicable Laws.

(c)           With respect to its employee benefit plans, programs and policies, Buyer shall recognize for purposes of participation, eligibility and vesting the service of any Non-Represented Employee with Sellers prior to the Closing Date.  Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such Non-Represented Employees after the Closing Date to the extent that such requirements or provisions were waived or satisfied under the applicable plan or arrangement of Sellers as of the Closing Date.  Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any deductibles or co-insurance paid by each Non-Represented Employee under Sellers’ welfare benefit plans during the current plan year.

(d)           Nothing in this Section 6.8 shall create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former Employee, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or any right to continued employment with any Seller, Buyer or any of their respective Affiliates.  Nothing in this Section 6.8 shall constitute an amendment to any Benefit Plan or any other plan or arrangement covering any Employees.  Sellers and Buyer shall each cooperate with the others and shall provide to the others such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.8.

(e)           Buyer and Sellers shall cooperate with each other in transitioning the Employees from Sellers to Buyer or one of its Affiliates pursuant to this Section 6.8.

6.9           Further Assurances.  Subject to the terms and conditions herein provided, following the Closing Date, Sellers shall execute and deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer, and take such additional actions as Buyer may reasonably request to vest in Buyer all of Sellers’ right, title and interest in and to the Acquired Assets.  Seller and Buyer shall also cooperate in the transition of operational matters in respect of the Facilities.

6.10         Post-Closing Wind-Up.  As promptly as reasonably practicable after the Closing, Sellers shall take such actions as may be required or advisable (which may involve the formation of a liquidation trust or similar vehicle) to avoid the use of any trade names or other property that is an Acquired Asset (including amending their organization documents to change their names) and to accomplish the liquidation and winding-up of their estates (the “Wind-Up”) as expeditiously and as efficiently as reasonably possible.  At the request of Buyer, Sellers will keep Buyer apprised of all material developments with respect to the Acquired Assets and Assumed Liabilities in the course of the Wind-Up and will promptly comply with any reasonable requests by Buyer for information relating thereto.

6.11         Bankruptcy Court Filings.

(a)           Sellers shall use commercially reasonable efforts to pursue the entry of the Bidding Procedures Order and the Sale Order.  Sellers shall use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Asset Sale Guidelines in connection with obtaining approval of the Bidding Procedures Order and the Sale Order.  Sellers shall consult with Buyer and its Representatives concerning the Bidding Procedures Order, the Sale Order, any other Orders of the Bankruptcy Court relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide Buyer with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable.

(b)           Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

(c)           No later than ten (10) Business Days after the Agreement Date, Sellers shall file a motion seeking entry by the Bankruptcy Court of the Sale Motion, including all supporting pages, and shall use their commercially reasonable efforts to have the Bankruptcy Court enter the Bidding Procedures Order within forty-five (45) days from the filing date of the Sale Motion, subject to availability of the Bankruptcy Court (and only to the extent permitted by the Asset Sale Guidelines and the relevant provisions of the Bankruptcy Rules and Local Bankruptcy Rules).

(d)           Sellers acknowledge and agree that Buyer has expended considerable time and expense in connection with this Agreement, and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets.  In consideration therefor, the Sale Motion shall include a request from Sellers that the Bankruptcy Court approve the Break-Up Fee and Reimbursable Expenses as administrative priority expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code pursuant to the Bidding Procedures Order.

(e)           Sellers shall use their commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than ninety (90) days after the Petition Date (or as soon thereafter as the Bankruptcy Court’s schedule permits in the event that Sellers timely moved the Bankruptcy Court to enter the Sale Order by the aforementioned deadline).  The Sale Order will provide, among other things, that pursuant to sections 105, 363 and 365 of the Bankruptcy Code:

(i)            the Acquired Assets shall be sold to Buyer free and clear of all liens, claims, interests, and encumbrances, including without limitation, Liens as defined herein, of any type whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability) (except for Permitted Liens), and the Assumed Liabilities shall be assumed by Buyer, in each case, pursuant to this Agreement;

(ii)           Sellers shall assign to Buyer, or to such Affiliates of Buyer as Buyer shall designate prior to Closing with respect to certain of the Assumed Contracts, all of the Assumed Contracts as of the Closing Date pursuant to such Order;

(iii)          Sellers and Buyer (to the extent provided in Section 6.12) shall, on or before the Closing Date or such other date ordered by the Bankruptcy Court, pay the Cure Amounts to the appropriate parties as ordered by the Bankruptcy Court so as to permit the assumption and assignment of each applicable Assumed Contract;

(iv)          Buyer or the applicable Affiliate of Buyer shall be found to have demonstrated and established any adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts;

(v)           the transactions contemplated by this Agreement were negotiated at arm’s length, that Buyer acted in good faith in all respects and Buyer shall be found to be a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code;

(vi)          the terms and conditions of the sale of the Acquired Assets to Buyer as set forth herein are approved;

(vii)         Sellers hold good and indefeasible title to the Acquired Assets;

(viii)        that the total consideration provided by Buyer hereunder constitutes fair value for the Acquired Assets;

(ix)           Buyer is acquiring none of the Excluded Assets;

(x)            notice of the transactions contemplated hereby was adequate and proper under the circumstances and to the extent possible was provided to all creditors and parties in interest required to receive such notice pursuant to the Bankruptcy Rules or Order of the Bankruptcy Court, including any and all creditors holding claims, Liens, interests or encumbrances on the Acquired Assets or any of them;

(xi)           Sellers are authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

(xii)          the sale process conducted by Sellers and/or its agents (including any auction or bid solicitation process) was non-collusive, fair and reasonable and was conducted in good faith;

(xiii)         Buyer and Sellers did not engage in any conduct which would allow the transactions contemplated by this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(xiv)        Buyer shall have no liability or responsibility for any liability or other obligation of Sellers arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious liabilities of any kind or character, including, but not limited to, any theory of antitrust, environmental, successor or transferee liability, labor Law, de facto merger or substantial continuity, and to the fullest extent permissible under the Bankruptcy Code and applicable Law, that Buyer is not a successor to, or otherwise liable for, the debts or obligations of Seller, including without limitation, any Claims for injuries or losses suffered to any persons or property for incidences or circumstances that occurred before the Closing, any environmental Claims or any labor or employment Claims other than as specifically set forth in this Agreement with respect to the Assumed Liabilities, and that any action threatened or commenced or claim made against Buyer in respect of the Excluded Liabilities of Seller is and shall be enjoined;

(xv)         the Bankruptcy Sale Order is binding upon any successors to Sellers, including any trustees in respect of Sellers or the Acquired Assets in the case of any proceeding under Chapter 7 of the Bankruptcy Code;

(xvi)        Seller shall be authorized to enter into the Transition Services Agreement;  and

(xvii)       Buyer shall have no liability for any Excluded Liability.

In the event the Sale Order is appealed, Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal at their own cost and expense.

(f)            Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan it submits to the Bankruptcy Court, or any other court for confirmation or sanction, shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

6.12         Cure Amounts.  Sellers shall transfer and assign all Assumed Contracts to Buyer or an Affiliate of Buyer designated by Buyer, and Buyer or such designated Affiliate of Buyer shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order.  As promptly as practicable following the date hereof, Buyer and Sellers shall use commercially reasonable efforts to cooperate and determine the amounts required to cure all defaults under each Assumed Contract so as to permit the assumption and assignment of each such Assumed Contract pursuant to section 365 of the Bankruptcy Code in connection with the transactions contemplated in this Agreement (as ultimately determined by the Bankruptcy Court, the “Cure Amounts”).  In connection with the assignment and assumption of the Assumed Contracts, Sellers shall cure any defaults under the Assumed Contracts by payment of any Cure Amounts (or create reserves therefor) as ordered by the Bankruptcy Court ; provided, however, that Buyer shall be responsible for the payment of any Cure Amounts or other costs that arise as a result of Buyer modifying Schedule 2.1(c) after the signing of this Agreement to add other Contracts to Schedule 2.1(c) (the “Additional Contracts”).  Buyer shall be additionally responsible for any and all the expenses incurred by the Sellers from the date the Sale Order is entered through and including the date on which an order is entered rejecting the Additional Contracts.  Notwithstanding the payment of the Cure Amounts by Sellers or Buyer (if applicable), Buyer or its designated Affiliate shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts.  For the avoidance of doubt, neither Buyer nor any Affiliate of Buyer shall have any Liability for any Cure Amounts related to any Assumed Contract except as provided in this Section 6.12.

6.13         Preservation of Records.  After the Closing Date, Buyer shall provide to Sellers (including, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) and their respective Affiliates and Representatives (after reasonable notice and during normal business hours and without charge to Sellers other than the costs of copying, if any) access to, including the right to make copies of, all Records included in the Acquired Assets for periods prior to the Closing and shall preserve such Records until the later of (i) such period as shall be consistent with Guarantor’s records retention policy in effect from time to time, (ii) the required retention period required by applicable Law, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes.  Such access shall include access to any information in electronic form to the extent reasonably available.  Buyer acknowledges that Sellers have the right to retain originals or copies of all of Records included in the Acquired Assets for periods prior to the Closing.  With respect to any Claims related to Excluded Liabilities, Buyer shall render all reasonable assistance that Sellers may request in defending such Claim (at Sellers’ expense) and shall make available to Sellers personnel most knowledgeable about the matter in question.

6.14         Risk of Loss.  Except as otherwise provided in this Section 6.14, during the Interim Period all risk of loss or damage to the property included in the Acquired Assets shall, as between Buyer and Sellers, be borne by Sellers.  If during the Interim Period the Acquired Assets are damaged by fire or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Entity by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 6.14 shall apply:

(a)           In the case of the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace the Facilities or the Acquired Assets subject to such Event of Loss to a condition substantially equivalent to their prior condition, and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, less any insurance proceeds received by Sellers in connection with such Event or Events of Loss (provided that any insurance proceeds received in connection with an Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss or made available to Buyer) and less any Tax benefits actually realized by Buyer in connection with such Event or Events of Loss, such amount pursuant to this clause (i) to be determined by an independent third party appraiser selected by Buyer and reasonably acceptable to Sellers (collectively, “Restoration Costs”) and/or (ii) any one or more Takings, as a result of which the value of the property subject to such Taking and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by Buyer (provided that any such condemnation award is made available to Buyer) and less any Tax benefits actually realized by Buyer in connection with such Taking, such amount pursuant to this clause (ii) to be determined by an independent third party appraiser selected by Buyer and reasonably acceptable to Sellers (collectively, the “Condemnation Value”), if the sum of all Restoration Costs and Condemnation Value, in the aggregate, is less than or equal to one percent (1%) of the Base Purchase Price, such Event of Loss and/or Takings shall have no effect on the transactions contemplated hereby.

(b)           Subject to the termination right of Buyer and Sellers set forth in clause (d) below, upon the occurrence of any one or more Events of Loss and/or Takings involving aggregate Restoration Costs and Condemnation Value in excess of one percent (1%) of the Base Purchase Price (a “Major Loss”), Sellers shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to restore, repair or replace the damaged Acquired Assets prior to Closing to a condition substantially equivalent to their prior condition.  If Sellers elect to so restore, repair or replace the Acquired Assets relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Sellers will complete or cause to be completed the repair, replacement or restoration of the damaged Acquired Assets prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such Acquired Assets as reasonably agreed among Buyer and Sellers (including, if necessary, the extension of the date contemplated by Section 8.1(b)(i) to allow for the restoration, repair or replacement of such Acquired Assets).  If Sellers elect not to cause the restoration, repair or replacement of the Acquired Assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 6.14(c) will apply.

(c)           Subject to the termination right of Buyer and Sellers set forth in clause (d) below, in the event that Sellers elect not to cause the restoration, repair or replacement of a Major Loss, or in the event that Sellers, having elected to cause repair, replacement or restoration of the Major Loss, fail to cause its completion within the period of time agreed upon by the Parties pursuant to Section 6.14(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Sellers’ election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, adjust the Purchase Price by the aggregate Restoration Cost and Condemnation Value related thereto, as mitigated by any repair, replacement or restoration work actually completed by Sellers, on the Acquired Assets being sold to Buyer, and proceed to Closing (in which case all insurance proceeds and/or condemnation awards related to such Major Loss shall be assigned to Buyer).  To assist Buyer in its evaluation of any and all Events of Loss, Sellers shall provide Buyer such access to the Acquired Assets and such information as Buyer may reasonably request in connection therewith.

(d)           In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of ten percent (10%) of the Base Purchase Price, then either Buyer or Sellers shall have the right to terminate this Agreement upon Notice to the other Parties.

6.15         No Reliance.

(a)           Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, technology, assets, prospects, financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of Sellers’ properties, assets and businesses and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties set forth in this Agreement.  Buyer acknowledges that Sellers have provided Buyer with access to the personnel, properties, premises and books and records of the Business.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that none of Sellers, their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) regarding Sellers, the Acquired Assets, the Business or other matters that is not expressly and specifically included in this Agreement (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above).  Without limiting the generality of the foregoing, none of Sellers, their respective Affiliates or any other Person has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Business or (b) any material, documents or information relating to Sellers, the Acquired Assets, the Business or other matters that is not expressly and specifically included in this Agreement made available to Buyer or its Representatives in any “data room”, offering memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 4.  Buyer agrees, to the fullest extent permitted by Law, that Sellers and their respective Affiliates and Representatives shall not have any liability or responsibility whatsoever to Buyer or its Affiliates or any of their respective

Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer or its Affiliates or any of their respective Affiliates or Representatives, except as and only to the extent expressly set forth in Article 4 with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

(b)           In connection with Buyer’s and Guarantor’s investigation of the Business, Buyer and Guarantor have received from Sellers and their respective Affiliates, agents and Representatives certain projections and other forecasts, including certain business plan information of the Business.  Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against any Person with respect thereto.  Accordingly, Buyer acknowledges that, none of Sellers or their respective Representatives or Affiliates have made any representation or warranty with respect to such projections and other forecasts and plans.

6.16         Bulk Transfer Laws.  Each of Buyer and Guarantor acknowledge that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith.

6.17         Satisfaction of Assumed Liabilities.  Buyer agrees to pay, perform and discharge, or cause an Affiliate to pay, perform and discharge, the Assumed Liabilities as they become due, including the discharge and performance when due of each and every obligation of Sellers to be satisfied or performed on or after the Closing Date, under the Assumed Contracts (it being understood and agreed that the Assumed Liabilities shall not include any Cure Amounts other than as set forth in Section 6.12), and Buyer shall indemnify and hold the Seller Released Parties harmless with respect to the Assumed Liabilities.  Buyer shall not renew or extend, and shall cause its Affiliates to not renew or extend, (by action or inaction) any Assumed Contract unless Sellers have been released from all of their obligations under such Assumed Contract by all parties to such Assumed Contract.

6.18         Replacement Credit Support Requirements.  On or prior to the Closing Date, Buyer agrees to provide replacement guarantees, standby letters of credit or other assurances of payment with respect to the Credit Support Requirements set forth on Schedule 6.18, in form and substance reasonably satisfactory to Sellers and the respective banks or other counterparties, and Buyer and Sellers shall cooperate to obtain a release in form and substance reasonably satisfactory to Buyer and Sellers with respect to all Credit Support Requirements.

6.19         LTSA Matters.  Sellers shall give Notice to Buyer at least five (5) Business Days prior to the date that any scheduled payments are due and payable by Sellers under the LTSAs, and in the event Sellers fail to make such payments by such due date, Buyer shall be entitled to do so on behalf of Sellers.  Any such payments shall be reimbursed by Sellers to Buyer upon the consummation of an Alternative Transaction, which reimbursement shall be included in the Bidding Procedures Order.

6.20         Certain Disclosures.  Sellers acknowledge and agree that within five (5) Business Days following the expiration or termination of any Specified Contract, Sellers shall provide to Buyer any information related to the termination value of such Specified Contract provided to Sellers by the counterparty or counterparties to such Specified Contract and Sellers and Buyer shall use their commercially reasonable efforts to agree on the appropriate cash amount related to such Specified Contract and the expiration or termination thereof.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1           Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Sellers contained herein shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; provided, however, that the failure of any such representations or warranties to be true and correct on and as of the Closing Date shall not constitute a basis for Buyer to refuse to consummate the transactions contemplated hereby unless such failure, either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Sellers Material Adverse Effect; provided, further, that for the purposes of this Section 7.1(a), all references to materiality or Sellers Material Adverse Effect in Article 4 shall be disregarded.

(b)           Performance of Obligations.  Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

(c)           Officer’s Certificate.  Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Sections 7.1(a) and (b) above have been fulfilled and/or waived.

(d)           Approvals.  (i) All Governmental Approvals required prior to Closing set forth on Schedule 4.3 and Schedule 5.3 shall have been obtained and (ii) there shall be no Law or Order that restrains or prevents the transactions contemplated by this Agreement.

(e)           Bankruptcy Court Order.  The Bankruptcy Court shall have entered the Sale Order and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(f)            Cure Amounts.  Except with respect to those Cure Amounts that are the responsibility of Buyer pursuant to Section 6.12, Sellers shall have successfully cured any defaults under the Assumed Contracts that are being assumed and assigned at Closing by payment of any Cure Amounts (or shall have created reserves therefor) as ordered by the Bankruptcy Court, and Sellers shall have provided Buyer evidence thereof.

(g)           Sellers’ Deliveries.  Sellers shall have delivered to Buyer all of the items set forth in Section 3.1(b).

7.2           Conditions Precedent to the Obligations of Sellers.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer contained herein shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; provided, however, that the failure of any such representations or warranties to be true and correct on and as of the Closing Date shall not constitute a basis for Sellers to refuse to consummate the transactions contemplated hereby unless such failure, either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Buyer Material Adverse Effect; provided, further, that for the purposes of this Section 7.2(a), all references to materiality and Buyer Material Adverse Effect in Article 5 shall be disregarded.

(b)           Performance of Obligations.  Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c)           Officer’s Certificate.  Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Sections 7.2(a) and (b) above have been fulfilled and/or waived.

(d)           Approvals. (i) All Governmental Approvals required prior to Closing set forth on Schedule 4.3 and Schedule 5.3 shall have been obtained and (ii) there shall be no Law or Order that restrains or prevents the transactions contemplated by this Agreement.

(e)           Cure Amounts. Buyer shall have successfully cured any defaults under the Assumed Contracts that it is required to cure pursuant to Section 6.12 that are being assumed and assigned at Closing by payment of any Cure Amounts (or shall have created reserves therefor) as ordered by the Bankruptcy Court, and Buyer shall have provided Sellers evidence thereof.

(f)            Bankruptcy Court Order.  The Bankruptcy Court shall have entered the Sale Order and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(g)           Buyer’s Deliveries.  Buyer shall have delivered to Sellers all of the items set forth in Section 3.1(c).

ARTICLE 8
TERMINATION

8.1           Termination of Agreement.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by written agreement of Sellers and Buyer;

(b)           by either Sellers or Buyer:

(i)            if the Closing shall not have occurred on or before the date that is one hundred twenty (120) days after the date hereof; provided, however, that the terminating Party is not in material and willful breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder;

(ii)           if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the transactions contemplated hereby is entered and such Order shall become final;

(iii)          subject to Section 6.3(b), upon the Bankruptcy Court’s entry of an order approving an Alternative Transaction; or

(iv)          pursuant to, and in accordance with, Section 6.14(d);

(c)           by Buyer if (i) there shall have been a breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1, or (ii) any other event or condition shall result in any Seller being incapable of satisfying one or more conditions set forth in Section 7.1, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written Notice thereof shall have been received by Sellers; provided, that Buyer is not in material breach of this Agreement as of such date;

(d)           by Sellers, if (i) there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, or (ii) any other event or condition shall result in Buyer being incapable of satisfying one or more conditions set forth in Section 7.2, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written Notice thereof shall have been received by Buyer; provided that any Seller is not in material breach of this Agreement as of such date;

(e)           by Buyer if the Bankruptcy Court shall not have:

(i)            issued the Bidding Procedures Order on or before the date that is forty-five (45) days following the Petition Date; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(e)(i) (A) in the event that Sellers timely moved the Bankruptcy Court to enter the Bidding Procedures Order, and the Bankruptcy Court’s schedule is the reason that the entry of the Bidding Procedures Order has not occurred on or before said date or (B) the terminating party’s breach of any of its representations and warranties contained in this Agreement and failure to perform any of its obligations hereunder is the reason that the entry of the Bidding Procedures Order has not occurred on or before said date; or

(ii)           issued the Sale Order on or before the date that is ninety (90) days following the Petition Date; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(e)(ii) (A) in the event that Sellers timely moved the Bankruptcy Court to enter the Sale Order, and the Bankruptcy Court’s schedule is the reason that the entry of Sale Order has not occurred on or before said date or (B) the terminating party’s breach of any of its representations and warranties contained in this Agreement and failure to perform any of its obligations hereunder is the reason that the entry of the Sale Order has not occurred on or before said date; or

(f)            by Buyer if the Petition Date does not occur on or before the date that is ten (10) Business Days after the date hereof.

8.2           Consequences of Termination.

(a)           In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 3.2(b), the last two sentences of Section 6.4, Section 6.5, Section 8.2 and Article 9 and to the extent applicable in respect of such Sections and Article, Article 1), and the transactions contemplated hereby shall be abandoned without further action of the Parties hereto, except that, subject to Section 8.2(b), such termination shall not relieve any Party of any Liability for willful breach of this Agreement.

(b)           Break-Up & Expense Reimbursement Amount.

(i)            Sellers shall, within two (2) Business Days after any termination of this Agreement pursuant to Section 8.1(b)(iii) or Section 8.1(c), reimburse Buyer for all of the reasonable out of pocket costs, fees and expenses incurred or to be incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, including the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions (such fees, costs and expenses, the “Reimbursable Expenses”); provided, that Buyer shall present reasonable supporting documentation with respect to all Reimbursable Expenses for which it desires reimbursement and provided, further, that in no event shall Sellers be required to pay Reimbursable Expenses in an amount greater than $5,000,000 in the aggregate.

(ii)           Sellers shall (A) within two (2) Business Days after any termination of this Agreement pursuant to Section 8.1(b)(iii), pay to Buyer a cash amount equal to $30,000,000 (the “Break-Up Fee”), (B) within two (2) Business Days after any termination of this Agreement pursuant to Section 8.1(c), pay to Buyer a cash amount equal to one half of the Break-Up Fee, solely to the extent that the breach or breaches of Sellers that formed the basis for such termination are each Willful Breaches or breaches that occurred prior to the date hereof and (C) after any termination of this Agreement pursuant to Section 8.1(c), pay to Buyer a cash amount equal to one half of the Break-Up Fee, solely to the extent (x) that the portion of the Break-Up Fee contemplated by clause (B) of this Section 8.2(b)(ii) has been paid and (y) within 12 months after the date of such termination, Sellers consummate an Alternative Transaction.

(iii)          Upon termination of this Agreement pursuant to Section 8.1, the Deposit Escrow, together with all accrued investment income or interest thereon, shall be delivered to any applicable Party as provided in Section 3.2(b).

(iv)          Sellers acknowledge and agree that (A) the payment of the Break-Up Fee (or a portion thereof, as the case may be) and the Reimbursable Expenses are integral parts of the transactions contemplated by this Agreement, (B) in the absence of Sellers’ obligations to make these payments, Buyer would not have entered into this Agreement, (C) time is of the essence with respect to the payment of the Break-Up Fee (or a portion thereof, as the case may be) and the Reimbursable Expenses and (D) the Break-Up Fee (or a portion thereof, as the case may be) and the Reimbursable Expenses shall constitute an administrative expense of the Sellers’ estates under Section 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.  To the extent that all amounts due in respect of the Break-Up Fee (or a portion thereof, as the case may be) and the Reimbursable Expenses pursuant to this Section 8.2(b) have actually been paid by Sellers to Buyer, Buyer shall not have any additional recourse against any Seller or its Affiliates for any Liabilities relating to or arising from this Agreement.  Further, in connection with the payment of all amounts due in respect of the Break-Up Fee and the Reimbursable Expenses pursuant to this Section 8.2(b), Buyer shall execute and deliver to Sellers a general release of Sellers and their Affiliates, which shall fully discharge and release the others from any further Liability in respect of this Agreement and the transactions contemplated hereby.

ARTICLE 9
MISCELLANEOUS

9.1           Expenses.  Except as set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.

9.2           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may assign its rights and obligations to any Subsidiary so long as Buyer remains primarily liable for its obligations.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of Sellers and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

9.4           Releases.

(a)           Effective as of the Closing, Buyer hereby releases and causes its Affiliates to release each Seller’s respective Affiliates, and each of their respective officers, directors, managers and employees (in their capacity as such and for services provided to Sellers and their Affiliates), direct or indirect equityholders and non-employee agents and representatives (collectively, the “Seller Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that any Buyer or its Affiliates and all such Persons’ respective successors and assigns, have or may have against any of the Seller Released Parties; provided, that the foregoing shall not release any rights under this Agreement and other agreements contemplated hereby which expressly survive Closing.  Each Seller Released Party that is not a Party shall be considered a third party beneficiary of this Agreement with respect to any rights of indemnity or release provided herein.

(b)           Effective as of the Closing,  Sellers hereby release Buyer and its Affiliates, equityholders, directors, managers, officers, employees, agents and representatives of Buyer and its Affiliates (collectively, the “Buyer Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that any Seller or its respective Affiliates and all such Persons’ respective successors and assigns, have or may have against any of the Buyer Released Parties; provided, that the foregoing shall not release any rights under this Agreement and other agreements contemplated hereby which expressly survive Closing.

9.5           Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. New York time, notice shall be deemed given on the next Business Day.  Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:		EBG Holdings LLC / Boston Generating, LLC
505 Fifth Avenue, 21st Floor
New York, NY 10017
Attention: David Sheffey, Esq.
Email: DSheffey@uspowergen.com

With copies to:		Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
	Attention:	D.J. Baker, Esq.
Robert Rosenberg, Esq.
David Kurzweil, Esq.
	Email:	dj.baker@lw.com
robert.rosenberg@lw.com
david.kurzweil@lw.com

If to Buyer:		CONSTELLATION HOLDINGS, INC.
100 Constellation Way
Baltimore, MD 21202
Attention: Andrew L. Good
Email: andrew.good@constellation.com

If to Guarantor:		CONSTELLATION ENERGY GROUP, INC.
100 Constellation Way
Baltimore, MD 21202
Attention: Andrew L. Good
Email: andrew.good@constellation.com

With copies:		CONSTELLATION ENERGY GROUP, INC.
(in either case) to:		100 Constellation Way
Baltimore, MD 21202
Attention: Charles A. Berardesco, Esq.

and

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
	Attention:	Jonathan Birenbaum, Esq.
David Neier, Esq.
	Email:	jbirenbaum@winston.com
dneier@winston.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.6           Choice of Law.  This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of New York, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such Laws are superseded by the Bankruptcy Code.

9.7           Entire Agreement; Amendments and Waivers.  This Agreement, the Confidentiality Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.  This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.8           Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts to this Agreement may be delivered via facsimile or electronic mail.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.9           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.10         Headings.  The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.11         Exclusive Jurisdiction and Specific Performance.

(a)           Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the

Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.5.

(b)           The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer in accordance with the specific terms contained herein or were otherwise breached by Buyer.  It is accordingly agreed that Sellers shall be entitled to an injunction or injunctions to prevent breaches or termination of this Agreement by Buyer and to enforce specifically the terms and provisions of this Agreement.  The Parties further agree that Buyer shall not be entitled to an injunction or injunctions to prevent breaches or termination of this Agreement by Sellers or to enforce specifically the terms and provisions of this Agreement and that Buyer’s sole and exclusive remedy with respect to any such breach shall be the remedy available to Buyer set forth in Section 8.2(b).

9.12         WAIVER OF RIGHT TO TRIAL BY JURY.  SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.13         Guaranty.

(a)           Subject to the conditions and limitations as set forth below, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Sellers and their Affiliates and successors thereof, the due and punctual payment and performance of all obligations of Buyer under this Agreement (the guaranty obligations under this Section 9.13, collectively, the “Guarantied Obligations”).

(b)           Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid and fully and completely performed (in the case of performance, as if Guarantor were the primary obligor) in accordance with the terms of this Agreement.  If for any reason Buyer shall fail or be unable duly and punctually to pay or fully and completely to perform any Guarantied Obligation as and when the same shall become due or otherwise required, then Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform such Guarantied Obligation (in the case of performance, as if Guarantor was the primary obligor).  Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer.  Guarantor’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i)            any lack of validity or enforceability of this Agreement as a result of the application of any bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity to Buyer;

(ii)           any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by Buyer;

(iii)          any action or inaction by Sellers under or in respect of this Agreement, or any failure, lack of diligence, omission or delay on the part of any Seller to enforce, assert or exercise any right, power or remedy conferred on any Seller in this Agreement;

(iv)          any merger or consolidation of the Parties or any other Person into or with any Person, or any sale, lease or transfer of any of the assets of the Parties or any other Person to any other Person;

(v)           any change in the ownership of any of the Parties or any Person; or

(vi)          any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the Liabilities of a guarantor or surety or which otherwise might limit recourse against Guarantor or any other Person;

provided, however, that in any event Guarantor shall in all events have the benefit of any rights (including any defenses) to which Buyer would be entitled in respect of the Guarantied Obligations.

(c)           Guarantor hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of nonpayment as the same pertains to Buyer, suit or the taking of other action by any Seller against, and any other notice to, Buyer, Guarantor or others with respect to any of the Guarantied Obligations, (iii) any right to require any Seller to proceed against Buyer or to exhaust any security held by any Seller or to pursue any other remedy with respect to any of the Guarantied Obligations, (iv) any defense based upon an election of remedies by Sellers, unless the same would excuse performance by Buyer under this Agreement with respect to any of the Guarantied Obligations and (v) any duty of Sellers to advise Guarantor of any information known to Sellers regarding Buyer or its ability to perform under this Agreement with respect to any of the Guarantied Obligations.  Each Seller may at any time, and from time to time, without notice to, or consent of, Guarantor and without impairing or releasing the obligations of Guarantor hereunder, with respect to any of the Guarantied Obligations, (1) agree with Buyer to make any change in the terms of the Guarantied Obligations, (2) take or fail to take any action of any kind in respect of any security for the Guarantied Obligations, (3) exercise or refrain from exercising any rights against Buyer or others, or (4) compromise or subordinate the Guarantied Obligations, including any security therefor.  Any other suretyship defenses are hereby waived by Guarantor with respect to any of the Guarantied Obligations.

(d)           The provisions of this Section 9.13 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer or Guarantor, all as though such payment had not been made, or (ii) the obligations of Guarantor under this Section 9.13 with respect to any of the Guarantied Obligations are released in consideration of a payment of money or transfer of property by Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer, Guarantor or such other Person, all as though such payment, transfer or grant had not been made.

9.14         Survival.  Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing.  Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing) shall expire and be of no further force and effect as of the Closing.

9.15         Computation of Time.  In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

9.16         Time of Essence.  Time is of the essence of this Agreement.

9.17         Non-Recourse.  No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of any Seller shall have any Liability for any Liabilities of such Seller under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

9.18         Sellers’ Representative; Dealings Among Sellers.  By its execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Holdings as its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any Proceeding, and to do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement.  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative on behalf of Sellers in all matters referred to herein or contemplated hereby including any direction regarding the amount of any payment to any Seller.  Buyer shall have no obligation of any nature whatsoever for determining any allocation of any payments among Sellers.  Without limiting the generality of the foregoing, absent specific direction by the Sellers’ Representative, Buyer shall be deemed to have fulfilled its obligations hereunder absolutely with respect to any amounts payable by it under or pursuant to this Agreement or the delivery of any instruments if Buyer shall pay any such amounts or deliver such instruments to the Sellers’ Representative.   All Notices delivered by Buyer (whether prior to or following the Closing) to the Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute valid and timely Notice to all of the Sellers.

9.19         Mutual Drafting.  This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written

BUYER:

CONSTELLATION HOLDINGS, INC.

By:	/s/ Andrew L. Good
Name: Andrew L. Good
Title: Vice President

GUARANTOR:

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Andrew L. Good
Name: Andrew L. Good
Title: Senior Vice President, Corporate Strategy and Development

SELLERS:

EBG HOLDINGS LLC

By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President and Chief Financial Officer

BOSTON GENERATING, LLC

By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President and Chief Financial Officer

MYSTIC I, LLC

By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President and Chief Financial Officer

FORE RIVER DEVELOPMENT, LLC
By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President and Chief Financial Officer

MYSTIC DEVELOPMENT, LLC

By:	/s/ Jeff D. Hunter

Signature Pages to Asset Purchase Agreement

Name: Jeff D. Hunter
Title: Executive Vice President and Chief Financial Officer

BG BOSTON SERVICES, LLC

By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President

BG NEW ENGLAND POWER SERVICES, INC.

By:	/s/ Jeff D. Hunter
Name: Jeff D. Hunter
Title: Executive Vice President

Signature Pages to Asset Purchase Agreement